As filed with the Securities and Exchange Commission on March 25, 2002. Registration No. 333-75948
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                         POST EFFECTIVE AMENDMENT NO. 3

                             REGISTRATION STATEMENT
                                    UNDER THE
                             SECURITIES ACT OF 1933

                            ------------------------

                                 FONECASH, INC.
                 (Name of Small Business Issuer in its Charter)


            Delaware                       3578                  22-3530573
(State or other jurisdiction of Primary Standard Industrial (I.R.S. Employer incorporation or organization) Classification Code Number) Identification No.)


   (Address, including zip code, and telephone number, including area code of registrant's principal executive offices)

                         Daniel E. Charboneau, President
                           90 Park Avenue, Suite 1700
                               New York, NY 10016
                                 (212) 984-0641
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                          Copies of communications to:
                             Michael S. Krome, P.C.
                                  8 Teak Court
                           Lake Grove, New York 11755
                          Telephone No.: (631) 737-8381
                          Facsimile No.: (631) 737-8382

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|


                         Calculation of Registration Fee
 ===============================================================================

                               Proposed         Proposed            Amount
Title              Amount      Maximum          Maximum             of
of Securities      to be       Offering Price   Aggregate           Registration
To be Registered   Registered  Per Share        Offering Price (1)  Fee
----------------   ----------  --------------   ------------------  --------
Common Stock,  (1) 7,275,730       $0.07        $509,301            $134.46
Par value $.0001
Per share


(1) Estimated solely for the purpose of calculating the filing fee pursuant to Rule 457(c) under the Securities Act of 1933.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                           Prospectus February 26, 2002

                                 Fonecash, Inc.

                        7,275,730 shares of common stock
                    ----------------------------------------

     o This is an offering of 7,275,730 shares of our common stock by stockholders of Fonecash, Inc.

     o The selling stockholders will receive all of the proceeds from the sale of 7,275,730 of their shares, less any commissions or discounts paid to brokers or other agents. We will not receive any of the proceeds from the sale of these shares.

     o The selling stockholders may offer the shares from time to time through public or private transactions, at prevailing market prices, or at privately negotiated prices.


MARKET FOR THE SHARES

Fonecash shares are currently listed on the Over the Counter Bulletin Board operated by the NASD. On the last day prior to filing this Registration statement, the closing price for the shares was $0.07.

The securities offered in this prospectus involve a high degree of risk. You should carefully consider the factors described under the heading "Risk Factors" beginning on page 5.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                    ----------------------------------------

                                TABLE OF CONTENTS

                                                                            Page

Summary ...................................................................    2
The Offering ..............................................................    3
Summary Financial .........................................................    3
Risk Factors ..............................................................    3
Use of Proceeds ...........................................................   10
Market for Shares of Fonecash, Inc. .......................................   10
Dividends .................................................................   11
Business ..................................................................   11
Management's Discussion and Analysis or Plan of Operation .................   19
Management ................................................................   23
Executive Compensation ....................................................   25
Certain Relationships and Related Transactions ............................   26
Principal Stockholders ....................................................   26
Offering by Selling Securityholders .......................................   26
Description of Securities .................................................   27
Plan of Distribution ......................................................   28
Legal Proceedings .........................................................   29
Indemnification of Directors and Officers .................................   29
Delaware Business Combination Provisions ..................................   30
Where You Can Find More Information .......................................   30
Transfer Agent ............................................................   31
Interest of Named Experts and Counsel .....................................   31
Legal Matters .............................................................   31
Experts ...................................................................   31
Financial Statements ......................................................   32



PROSPECTUS SUMMARY
This prospectus summary highlights selected information contained elsewhere in this prospectus. You should read the following summary together with the more detailed information regarding our company and the shares of common stock being sold in this offering, which information appears elsewhere in this prospectus.


ABOUT OUR COMPANY

                          How our company is organized

Fonecash, Inc. (the "Company") was incorporated under the laws of the State of Delaware on August 7,1997 and is in its development stage. It has had no operating revenues to date. The Company incurred operating losses of $941,981 from Inception to December 31, 2000, the end of its latest fiscal year. The Company spent a total of $352,906 on Research and Development from Inception to

December 31, 2000. The Company expects its accumulated deficit to grow for the foreseeable future.

                              Where you can find us

Fonecash maintains an office at 90 Park Avenue, Suite 1700 New York, NY 10016. The phone number is (212) 984-0641.


                                  The Offering

Shares offered by the Selling Shareholders:            7,275,730 shares

Shares Outstanding as of January 14, 2002:            19,900,000 shares


Use of Proceeds - Fonecash, Inc. will not receive any proceeds from the sale of the shares by the Selling Shareholders.

Our Trading Symbol - The Common Stock of Fonecash, Inc. trades under the symbol "FCSH".



                          SUMMARY FINANCIAL INFORMATION

                                                                09/30/01
                                                              -----------
Balance Sheet Data:
Total Assets                                                 $   314,024
Total Liabilities                                                431,605
Total Stockholders' Equity                                       117,581

Statement of Operations:
Revenues                                                     $     7,143
Expenses                                                         434,086
Income (Loss) from Operations                                   (932,213)
Net Income (Loss)                                               (925,070)
Income (Loss) Per Share                                             (.13)
Shares Used In Computing Net Income (Loss) Per Share           6,919,720


RISK FACTORS

         An investment in our common stock is highly speculative and involves a high degree of risk. Therefore, you should consider all of the risk factors discussed below, as well as the other information contained in this document. You should not invest in our common stock unless you can afford to lose your entire investment and you are not dependent on the funds you are investing.

Risk Factors Related to Fonecash, Inc.'s Operations

Development stage company; lack of revenues and accumulated deficit; continued losses for the foreseeable future; no assurance of profitability; auditor's report with going concern disclosure. The Company is in the development stage and, to date, has only earned nominal revenues from operations. Since inception in August, 1997, the Company's principal activities have been research and development and sales and marketing activities principally related to its products and services. As a consequence, as of September 30, 2001, the Company had an accumulated deficit of $1,200,023. The Company has continued to incur losses since August 1997. Potential investors should be aware of the problems, delays, expenses, difficulties and risks encountered by a company in the development stage, particularly in a rapidly changing industry, many of which may be beyond the Company's control. Such risks may include, but are not limited to, unanticipated problems relating to developing and marketing new products. In addition, the Company will also face a number of risks specific to entities attempting to introduce new products, including, but not limited to, the existence or development of competing products, the existence or development of new technologies that are incompatible with the Company's products, the inability of the Company to respond in a timely manner to changing technologies, the potential obsolescence of the Company's products as a result of changing technologies, and the failure of a market to develop for the Company's products. The Company expects to continue to incur losses until such time, if ever, as the Company's revenues exceed its expenses. There can be no assurance that the Company will ever achieve profitability. The Company's independent auditor's report on the Company's financial statements includes an explanatory paragraph that states... that the Company has suffered recurring 1osses from operations which raises substantial doubt about the Company' s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

We May Continue to Lose Money, and If We Do Not Achieve Profitability, We May Not Be Able to Continue Our Business.

         Through January 14, 2002, we have generated no revenues from operations, have incurred substantial expenses and have sustained losses. In addition, we expect to continue to incur significant operating expenses. As a result, we will need to generate significant revenues to achieve profitability, which may not occur. We expect our operating expenses to increase significantly as a result of our planned expansion. Since we have not yet completed developing our website and we have no operating history of marketing our services to the public, our business may never generate sufficient revenues to meet our expenses or achieve profitability. Even if we do achieve profitability, we may be unable to sustain or increase profitability on a quarterly or annual basis in the future.

Early stage of market development; uncertainty of industry infrastructure.

         The market for the Company's products is at an early stage of development, is evolving rapidly, and is characterized by an increasing number of market entrants who have introduced, or are developing competing products. As is typical of a new and rapidly evolving industry, demand and market acceptance for recently introduced products are subject to a high level of uncertainty. If the Company's market fails to develop or develops more slowly than expected, or the Company's products do not achieve market acceptance by significant number of individuals and businesses, the Company's business, financial conditions, prospects and operating results will be materially and affected.

Rapid and significant technological change; no certainty of industry standards; no assurance of market acceptance.

         The transaction automation system industry is subject to rapid and significant technological change that may render the Company's products obsolete. In addition, such rapid changes may, in a very short period of time, impose additional, unforeseen costs on the Company in that the Company may be required to modify its products to adapt to such changes. There can be no assurance that the Company will be able to successfully modify its products as may be necessary in a timely manner, or at all.

         In addition, the Company's products are designed around certain technical standards with respect to wireless telecommunications and current and future sales of the Company's products will be dependent on industry acceptance of such standards. While the Company intends that its products will be compatible with the standards promulgated by leading industry participants, widespread adoption of a proprietary or "closed" standard (i.e., a standard that precludes all participants other than those it was specifically designed to accommodate) could preclude the Company from effectively providing its products. In addition, even if a non-proprietary industry standard is established, no assurance can be given that the technology upon which such standard is based will be available to the Company on commercially reasonable terms, or at all, which could have a material adverse effect on the Company's business, financial condition, prospects and operating results.

         Even if the Company's products are compatible with industry standards, there can be no assurance the Company's products will achieve market acceptance or that the Company will be successful in developing new products that meet changing customer needs. Furthermore, there can be no assurance that the Company will be able to respond to technological changes or evolving industry standards in a timely manner, if at all. The inability of the Company to respond to changing market conditions, technological developments, evolving industry standards or changing customer requirements would have a material adverse effect on the Company's business, financial condition, prospects and operating results.

We expect to have quarter-to-quarter fluctuations in revenues, expenses, losses and cash flow, some of which could be significant.

         Results of operations will depend upon numerous factors, some of which are beyond our control, including regulatory actions, market acceptance of our products and services, new product and service introductions, and competition. Therefore, we may have significant fluctuations in revenue from quarter to quarter.

We are dependent on our key personnel and if we lose those personnel, our business would fail.

         Fonecash depends upon the continued involvement of Mr. Daniel E. Charboneau, the Company's President and Chief Executive Officer, John Wu, the Company's Vice Present of Engineering Michael Wong, Chief Financial Officer and David Cheung, the Company's Vice President of Marketing. The loss or unavailability of any of such individuals could materially adversely affect the Company. On January 1, 2000, the Company entered into five-year employment agreements with Messrs. Charboneau, Wu, Wong and Cheung. The Company intends to be the sole beneficiary of a "key person" life insurance policy on the life of Mr. Charboneau in the principal amount of $5 million.

Competition.

         The market for Terminals is rapidly evolving, resulting in a dynamic competitive environment. The Company competes with companies that have substantially greater financial marketing, technical and human resources capabilities. In addition, companies that may enter the market with. new products and services that may be competitive with products and services offered or to be offered by the Company. Because there are potential entrants to the field, it is extremely difficult to assess which companies are likely to offer competitive products and services in the future, and in some cases it is difficult to discern whether an existing product or service is competitive with the Company's services. Competitive factors in the Terminal market include core technology, breadth of product functionality and features, product performance and quality, marketing and distribution resources, customer service and support and price. The Company expects competition to persist and intensify in the future.

Some of our competitors may be able to use their financial strength to dominate the market, which may affect our ability to generate revenues.

         Some of our competitors are much larger companies than us and which are very well capitalized and can tap their strong market values for further growth which may impede our ability to generate enough sales to cover the costs of marketing the products and several of our competitors have longer operating histories, greater name recognition, larger client bases and significantly greater financial, technical and marketing resources than the Company. Such competitors may be able to undertake more extensive marketing campaigns, adopt more aggressive pricing policies and make more attractive offers to potential clients. In addition, many of the Company's current or potential competitors, such as Verifone, Hypercom, Datacard, NBS and International Verifact have broad distribution channels that may be used to distribute competing products directly to end-users or purchasers. No assurance can be given that the Company will be able to compete effectively with current or future competitors or that such competition will not have a material adverse effect on the Company's business, financial condition, prospects or operating results.

Risks of defects and development delays.

         The Company has not sold a material amount of its existing products and proposed products. Products based on sophisticated hardware, software and. computing systems often encounter development delays and may contain undetected errors or failures when introduced. As a result, the Company may experience delays in the development of the hardware, software and computing systems underlying the Company's proposed products. In addition, there can be no assurance that, despite testing by the Company and potential customers, errors will not be found in the underlying hardware, software or computing system, or that the Company will not experience development delays, which could result in delays in the market acceptance of its products and could have a material adverse effect on the Company's business, financial condition, prospects and operating results.

Changes in technology and Internet software may make it difficult for us to adapt and compete with better-funded competitors.

         We are developing our own commerce based web site. However, technology and Internet software is characterized by rapid technological developments, evolving industry standards, changing customer demands and frequent introductions of new products, services and enhancements. Because we have limited funding, our success depends upon our ability to improve the performance, content and reliability of our products in response to both evolving demands of the business and consumer communities and competitive product offerings. We cannot assure you that we will be able to do so successfully or that any enhancements or new products that we introduce will gain acceptance in the marketplace. If we are not successful or if our products are not accepted, we could lose potential customers to our competitors.

Dependence on intellectual property rights; risk of infringement.

         The Company relies on applicable copyright, trade secret and trademark laws to protect certain proprietary information of the Company. To the extent proprietary technology is involved, the Company relies on trade secrets that it seeks to protect, in part, through confidentiality agreements with certain employees, consultants and other parties. No assurance can be given that these agreements will not be breached, that the Company will have adequate remedies for any breach, or that the Company's trade secrets will not otherwise become known to, or independently developed by, existing or potential competitors of the Company. The Company generally does not seek to protect its proprietary information through patents or registered trademarks, although it may seek to do so in the future. In addition, no assurance can be given that the Company's products will not infringe any intellectual property or proprietary rights of others. The Company may be involved from time to time in litigation to determine the enforceability, scope and validity of its rights. Litigation in order to protect the Company's intellectual property rights could result in substantial cost to the Company and diversion of effort by the Company's management and technical personnel.

Need for additional personnel.

         Since its inception in the Company has primarily engaged in research and development activities and sales and marketing. The Company's ability to implement its business plan, the essential elements of which are research and development and sales and marketing activities will depend upon the Company's ability to hire and retain senior level, highly-skilled personnel experienced in the operation of certain aspects of the Company's business, such as accounting, management, sales and marketing. Competition for such personnel is intense and there can be no assurance that the Company will be successful in attracting and retaining personnel. The Company's failure to attract and retain such additional personnel would have a material adverse effect on the Company.

Management of growth.

         If there is market acceptance for the products to be offered by the Company, the Company anticipates that it will be required to expand its operations to address such market demand. In addition, the Company anticipates significantly increasing the size of its research and development and sales and marketing staff following the completion of this Offering. There can be no assurance that such internal expansion will be successfully completed, that such expansion will enable the Company to generate sufficient revenues, or that the Company will be able to compete successfully against the significantly more extensive and well-funded sales and marketing and research and development operations of the Company's existing and potential competitors. The Company's rapid growth and the integration of operations are expected to place a significant strain on the Company's managerial, operational and financial resources. The inability of the Company to promptly address and respond to these circumstances could have a material adverse effect on the Company's business, financial condition, prospects or operating results.

Our business is Internet based and the failure of the Internet to grow or remain a viable commercial medium could harm our growth.

         Our success depends in large part on the maintenance of the Internet infrastructure as a reliable network backbone that provides adequate speed, data capacity and security. Sales of our web-based products are tied to the adequacy of the Internet infrastructure and the continued growth and commercial viability of the Internet. Our success also depends on the timely development of products, such as high-speed modems, that enable reliable Internet access and services. The Internet may continue to experience significant growth in the number of users, frequency of use and amount of data transmitted. The Internet infrastructure may not be able to support the demands placed on it and the performance or reliability of the Internet may be adversely affected by this continued growth. In addition, the Internet could lose its commercial viability if the number of people who use the Internet does not continue to grow. A number of factors, including unreliable service, unavailability of cost-effective, high-speed access to the Internet or concerns about security, could impede this growth. The infrastructure or complementary products and services necessary to maintain the Internet as a viable commercial medium may not be developed, and the Internet may not continue to be a viable commercial medium for us.


We will need additional capital to finance our business plan and such financing may be unavailable or too costly.

         Our ability to research and develop the core technologies we are planning to utilize is dependant on our ability to secure financing and allocate sufficient funds required to support our marketing activity. Additional financing may not be available on favorable terms or even at all. If we raise additional funds by selling stock, the percentage ownership of our then current stockholders will be reduced. If we cannot raise adequate funds to satisfy our capital requirements, we may have to limit our operations significantly. Our ability to raise additional funds may diminish if the public equity markets become less supportive of the industry.

Risks Related to Offering

Management Beneficially Owns Thirty percent (30%) of Our Common Stock and Their Interest Could Conflict With Yours.

         Our directors and executive officers and other founders beneficially own approximately 30% of our outstanding common stock assuming all warrants are exercised. As a result, the directors and executive officers collectively are able to substantially influence all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. Such concentration of ownership may also have the effect of delaying or preventing a change in control, which may be to the benefit of the directors and executive officers but not in the interest of the shareholders.

Immediate Substantial Dilution.

         Upon completion of this Offering, purchasers of the Common Stock offered hereby will experience immediate and substantial dilution of the net tangible book value of their investment in the Company of $0.04 per share, or approximately $__ per share.

No Dividends.

         The Company has never paid any dividends with respect to its Common Stock and does not anticipate paying dividends on its Common Stock in the foreseeable future. Any earnings which the Company may realize in the foreseeable future will be retained to finance the growth of the Company.

Anti-takeover provisions; issuance of preferred stock.

         The Company's Board of Directors has the authority to issue up to 5,000,0000 shares of preferred stock in one or more series and to determine the number of shares in each series, as well as the designations, preferences, rights and qualifications or restrictions of those shares without any further vote or action by the stockholders. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The issuance of preferred stock could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company. In addition, the Company is subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law. In general, this statute prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder unless the business combination is approved in a prescribed manner

Future Sales of Common Stock by Our Existing Stockholders Could Adversely Affect Our Stock Price.

         As of the date of the filing, Fonecash, Inc. has 19,900,000 outstanding shares of Common Stock. Out of the 19,900,000 shares currently outstanding 7,275,730 are being registered with this offering. The remaining shares of common, which are not being registered hereby, are "restricted securities" as defined under Rule 144, substantially all of which are available for sale in the public market, subject to the provisions of Rule 144 under the Securities Act, or pursuant to this Registration Statement. Sales of substantial amounts of Common Stock in the public market, or the perception that such sales will occur, could have a material negative effect on the market price of our Common Stock. This problem would be exacerbated if we issue Common Stock in exchange for equipment and services.

We expect to issue additional stock in the future to finance our business plan and the potential dilution caused by the issuance of stock in the future may cause the price of our common stock to drop.

         As of September 30, 2001 we had outstanding 9,039,340 shares of common stock, not all of which are included in this registration statement. Subsequent to the effective date of this offering, we will need to raise additional capital, which may result in the issuance of additional shares of common stock, or debt instruments. Shares may be issued under an available exemption, a latter registration statement, or both. If and when additional shares are issued, it may cause dilution in the value of shares purchased in this offering and may cause the price of our common stock to drop. These factors could also make it more difficult to raise funds through future offerings of common stock.

Our Directors Have Limited Liability and Therefore Cannot be Held Liable for Monetary Damages.

         Under our Certificate of Incorporation, the directors cannot be held liable to Fonecash, Inc. or to the stockholders for monetary damages for breach of fiduciary duties except under certain limited circumstances.

We may not be able to maintain a trading market for your shares.

         Trading in our Common Stock, is conducted on the OTC Bulletin Board operated by the NASD. Said trading is dependent upon us continuing to be able to comply with Rule 6530 of the NASD, which requires us to file reports as set forth in the Securities Exchange Act of 1934. Because we may not be able to obtain or maintain a listing on the OTC Bulletin Board, your shares may be difficult or impossible to sell. However, if we are unable to qualify for this listing, or if we will become unable to maintain our listing on the OTC Bulletin Board, we believe that our stock will trade on over-the-counter market in the so-called "pink sheets". Consequently, selling your Common Stock would be more difficult because only smaller quantities of stock could be bought and sold, transactions could be delayed, and security analysts' and news media's coverage of Fonecash, Inc. may be reduced. These factors could result in lower prices and larger spreads in the bid and ask prices for our stock.

Our common stock is a "penny stock," and compliance with requirements for Dealing in penny stocks may make it difficult for holders of our common stock to resell their shares.

         Currently there is no public market for our common stock. If the common stock is ever listed in the public market in what is known as the over-the-counter market and at least for the foreseeable future, our common stock will be deemed to be a "penny stock" as that term is defined in Rule 3a51-1 under the Securities Exchange Act of 1934. Rule 15g-2 under the Exchange Act requires broker/dealers dealing in penny stocks to provide potential investors with a document disclosing the risks of penny stocks and to obtain from these inventors a manually signed and dated written acknowledgement of receipt of the document before effecting a transaction in a penny stock for the investor's account. Compliance with these requirements may make it more difficult for holders of our common stock to resell their shares to third parties or otherwise, which could have a material adverse effect on the liquidity and market price of our common stock.
         Penny stocks are stocks with a price of less than $5.00 per share unless traded on NASDAQ or a national securities exchange;
         Penny stocks are also stocks which are issued by companies with: net tangible assets of less than $2.0 million (if the issuer has been in continuous operation for at least three years); or $5.0 million (if in continuous operation for less than three years); or average revenue of less than $6.0 million for the last three years.

It is more difficult for our shareholders to sell their shares because we are not, and may never be, eligible for NASDAQ or any National Stock Exchange.

         We are not presently, and it is likely that for the foreseeable future we will not be, eligible for inclusion in NASDAQ or for listing on any United States national stock exchange. To be eligible to be included in NASDAQ, a company is required to have not less than $4,000,000 in net tangible assets, a public float with a market value of not less than $5,000,000, and a minimum bid of price of $4.00 per share. At the present time, we are unable to state when, if ever, we will meet the Nasdaq application standards. Unless we are able to increase our net worth and market valuation substantially, either through the accumulation of surplus out of earned income or successful capital raising financing activities, we will never be able to meet the eligibility requirements of NASDAQ. As a result, it will more difficult for holders of our common stock to resell their shares to third parties or otherwise, which could have a material adverse effect on the liquidity and market price of our common stock

We require additional funds to achieve our current business strategy, which we may not be able to obtain.

         We will need to raise additional funds through public or private debt or sale of equity to develop and establish our marketing program and establish our website. Such financing may not be available when needed. Even if such financing is available, it may be on terms that are materially adverse to your interests with respect to dilution of book value, dividend preferences, liquidation preferences, or other terms. If we are unable to obtain financing on reasonable terms, we could be forced to delay, scale back or eliminate product and service development programs. In addition, such inability to obtain financing on reasonable terms could have a material adverse effect on our business, operating results, or financial condition to such extent that we are forced to restructure, file for bankruptcy, sell assets or cease operations, any of which could put your investment dollars at significant risk.

         This Prospectus contains forward-looking statements, which involve risks and uncertainties. Such forward-looking statements include, but are not limited to, statements regarding future events and our plans and expectations. Fonecash, Inc.'s actual results could differ materially from those anticipated in these forward looking statements as a result of certain factors, including those set forth in the following risk factors and elsewhere in this Prospectus. In addition to the other information in this Prospectus, the following risk factors should be considered carefully in evaluating Fonecash, Inc. and our business before purchasing the Common Stock offered by this Prospectus.

         USE OF PROCEEDS

       The shares of common stock offered by this prospectus are being registered for the account of the selling stockholders, and we will not receive any proceeds from the sale of common stock by the selling stockholders.

         MARKET FOR SHARES OF FONECASH

The Company's common stock has traded on the OTC Bulletin Board under the symbol "FCSH" since July 3, 2000. The following table sets forth the high and low closing prices for the common stock for the periods indicated:

                 2000                   High                   Low
                 ----                   ----                   ---
            Fourth  Quarter             $0.30                 $0.21
            Third  Quarter              $3.00                 $1.69

As of December 31, 2000, there were approximately 170 holders of record of the common stock. On March 31, 2001, the closing sales price of the Company's common stock was $0.25 per share.

         DIVIDENDS

         We have never paid a cash dividend on our common stock. It is our present policy to retain earnings, if any, to finance the development and growth of our business. Accordingly, we do not anticipate that cash dividends will be paid until our earnings and financial condition justify such dividends, and there can be no assurance that we can achieve such earnings.

         BUSINESS

Fonecash, Inc. (the "Company") was incorporated under the laws of the State of Delaware on August 7,1997 and is in its development stage. It has had no operating revenues to date. The Company incurred operating losses of $941,981 from Inception to December 31,1999. The Company spent a total of $352,906 on Research and Development from Inception to December 31,1999. The Company expects its accumulated deficit to grow for the foreseeable future.

The Company's Operations to Date

The Company has developed a system of processing credit cards for an under served community of low volume merchants and in-home salespersons consisting of a terminal and a system of computers, utilizing established communications networks, both wired and wireless, for processing the data from credit and debit cards.

Terminals are electronic collectors of credit and debit data from the magnetic stripe on cards. In the case of debit and credit cards the Fonecash system collects the data from the magnetic stripe when a merchant accepts the card for payment of goods or services. This data is transmitted to processors where the validity of the card number is confirmed and the amount of the purchase is authorized to the cardholder's account. Settlement occurs when the collected and stored data is sent to the card issuing bank which charges the customer's account and electronically deposits payment in the merchant's bank account, usually within 24 - 48 hours.

The Company intends to market a product line and a complete processing system that is high quality and simple to operate, because the Company, and not the individual merchant, takes the responsibility for closing the day's receipts and uploading the data to a third party payment processor, such as Paymenttech, Visanet, or First Data Resources, for settlement. This results in payments being deposited in the merchants' bank account within 48 hours. Because the Company not only provides a terminal, but also, provides a service that facilitates the collection of daily payment receipts, and transmits these electronic receipts for payment and deposit of funds to each merchant, the Company believes that it will be able to compete with the current makers of terminals, who only sell terminals, but also with payment processors who only support terminals which transmit credit card data to them only after the merchant has manually collected the day's electronic receipts which are then transmitted to the payment processor.

The Company intends to establish up to three master distributors in the United States with the most likely candidates being current Independent Sales Organizations (ISO's) who are already engaged in the business of distributing automated credit card processing terminals to established merchants who have been approved by their sponsoring banks. These ISO's have trained commissioned sales persons and have an interest in placement of any terminal in the market regardless of manufacturer.

The Company has never operated under any other name, nor has it ever been involved with any bankruptcy, receivership or similar proceeding or engaged in any material reclassification, merger, consolidation, or purchase or sale of assets.

On October 10, 1997, the Company signed a consulting agreement with Advance Data Information, Ltd., (hereinafter "ADI"), located in Taipei, Taiwan, to act as the research and development division, supplying the design engineering for the hardware and the software of the Company's products. ADI is a privately owned company of Dr. John Wu, a U.S. citizen, and a director/stockholder of the Company, who employs eight engineers in all stages of the engineering process from concept to design of hardware and operating systems to selection of a manufacturer and inspection and quality control of the final product. In return, the Company shall have exclusive ownership rights to any and all products that are developed as a result of this agreement. The Company has issued 200,000 shares of its common stock at par value to Dr. Wu in return for this Agreement, and the Board of Directors voted to issue another 333,333 shares at par value in return for services renedered by Dr. Wu from Inception to December 31, 1999.

On November 1, 1997, the Company entered into a License Agreement with Mr. Thomas J. Ulrich by which it acquired exclusive, worldwide rights to U.S. patent No. 4,803,719, dated June 4,1987, which provides a method for powering telephone devices directly from the telephone line without external power. The patent runs until the year 2004. The Company has agreed to pay Mr. Ulrich a signing bonus of $5000 and another $25,000 upon first funding from an Initial Public Offering. To date only $5,000 has been paid. The agreement also provides for a royalty of 3% of the gross sales of all licensed products and an annual minimum fee of $10,000 in 2000 and $20,000 for each year thereafter. This annual minimum fee is due only if royalties do not meet the minimum sales of $10,000 in 2000 and $20,000 for any of the subsequent years. In addition, minimum sales revenues of $500,000 for the year 2000 ranging to $2 million in sales for the year 2003 and thereafter were agreed to. If minimum sales targets are not met, the License Agreement can be canceled, or modifications to this Agreement can be discussed between the Licensor and the Company mutually acceptable to both parties. This patent allows the Company to make an electronic terminal that can be used by merchants when payment is made with a credit or a debit card. The terminal is called "fonecash" and, in conjunction with the Company's servers which are connected to a payment processor, is flexible enough to expand into many markets, including the hospitality industry, mobile sales organizations, multi-level marketing companies, home shopping, home banking, secure movie payment, pre-pay card activation and many similar applications.

On February 4, 1998 the Company entered into a consulting agreement with East Coast Entertainment, Inc. ("ECE") requiring payments of $50,000 per year in monthly installments once the Company attains gross revenues of $300,000.ECE has agreed to perform administrative duties including, but not limited to, publicity, advertising, public relations, investor relations programs, news releases, hiring of all necessary outside contractors for any specialized projects, printing and development of the Company's annual reports, preparation of any design, print or art work, camera ready art, distribution of reports and corporate releases to State and Federal securities agencies. ECE is entitled to $100,000 annually once the Company achieves $500,000 in gross revenues. ECE is entitled to participate in the Company's stock option plans and group health plans pursuant to the same terms that apply to all senior key executives and other employees of the Company. The agreement is renewable annually for a period of ten years. No expenses have been recognized under this arrangement for the period ended December 31, 1999.

Much of the Company's effort from inception to the present has been focused on the design and engineering of the products, and the making of molds for the volume manufacturing process. The Company has spent a total of $352,906 on research and development during the last two fiscal years. To date the Company has produced two terminals; one is a desk model and the other is a hand-held model similar to a cell phone. The Company has completed the manufacture of 1000 terminals which are to be used for the actual field trials of both models with potential customers. Before manufacturing, testing for Federal Communications
Commission (FCC) approval was completed and the Company's terminals are certified for Parts 15 and 68 of the FCC Rules & Regulations (Code of Federal Regulations, 47, Parts 15 & 68) which pertain to all devices that are attached to the telephone network in the United States. Although the Company has sold none of its products during this development stage, the terminals are now ready to be sold.

Also, much of the time from inception to the present the Company has been involved in the raising of capital. From June 1998 to early 1999, the Company sold 502,500 shares of common stock to accredited investors for a total of $167,750, pursuant to Section 4(2) of the Securities Act of 1933, as amended. Then, from April 1999 to December 31, 1999, the Company sold 657,372 shares of common stock for $621,455 pursuant to a Regulation D, Rule 504 offering, and finally in 1999, the Company sold 143,133 shares of common stock to non-U.S. citizens for $133,050, pursuant to Regulation S of the Securities Act of 1933, as amended. These funds were used for development of the Company's products, marketing activities, working capital, and investments.

Another intended use of the funds was for possible acquisitions. The Company's philosophy has been to search for targets of opportunity that would provide revenues and services. Management believes that if the Company could gain revenues and needed equipment or services by an acquisition, it would not have to spend funds to create that same needed equipment or service. The Company has searched for companies with a marketing and sales force, or with revenues and communication equipment.

The Company has considered acquiring its partner in Taiwan, ADI. The Company believes such an acquisition would help satisfy its permanent need for a research and development division in order to stay ahead of the fast changing developments in the telecommunications industry which is the backbone of the Company's transmission network.

Another potential acquisition is a company in Florida, Fusion Capital, an Independent Sales Organization (ISO), which was formed in 1996, and has been in the business of placing credit card terminals among merchants and has a trained sales force and proven revenues. Such an acquisition would alleviate the need for the Company to recruit, hire and train its own sales force for the placement of the fonecash terminals.

Pursuant to a letter of intent dated June 5, 1999 between the Company and Fusion Capital Corp. ("Fusion"), a Florida corporation, the Company agreed to purchase a majority of the common stock of Fusion Capital Corp. ("Fusion"). The Company simultaneously issued a loan to Fusion of $37,000 to be granted in 10 installments of $3,700 from June 14,1999, through August 16,1999. Ten separate promissory notes of $3,700 were executed, each providing for interest at a rate of 6%, and each of the ten notes was payable within 12 months from the date of issuance with the first payment due on June 14, 2000. The balance due on the notes was $37,990 as of December 31, 1999. Discussions on the proposed acquisition have commenced but no definitive terms have been agreed upon.

When the notes were first issued in June 1999, payment of principal and interest on the notes was due 6 months later with the first note due December 14, 1999.

Re-negotiation of the payment dates took place in November 1999, and the Company agreed in December 1999 to extend the due date of the principal and interest on these notes for 12 months with the first note due on June 14, 2000 as noted in the notes to the financial statements for the year ending December 31, 1999 and the three months ended March 31, 2000. Therefore, for the period ending March 31, 2000, no payment of principal or interest had been made. The terms of this receivable were extended but not written down.

In April 2000, the Company entered into negotiations with Fusion for deployment and installation services for the 500 terminals which the Company planned for its trials with merchants in order to prove its revenue concept as explained further under Item 2 below. The Company requested Fusion to estimate the cost for the deployment and installation of 500 terminals. Fusion replied that they would undertake these services in exchange for converting the principal and interest on the promissory notes and that this would be a fixed cost contract. Since the Company had made its own estimate for the cost of these services to be $72.50, the Company agreed to convert the notes from a loan to an advance pursuant to a Contract for Deployment and Installation, which was signed on May 1, 2000. By converting the note payable to cover the cost of deployment and installation, the cost per unit was $74 (which amount is included in general and administrative expenses in the Company's Statement of Operations). The Company, however, elected to write off the interest of $990 that had accumulated at the period ending December 31, 1999.

On May 1, 2000, the Company signed a Deployment and Installation Agreement with Fusion Capital Corp. Under the terms of this Agreement, Fusion will deploy install, and train the merchants who have been selected to participate in the first trials of the Company's terminals. Further, the Company agreed to convert the principal of the loan payment of $37,000 into an advance payment for the services connected with the placement of 500 terminals. The entire Agreement is attached as an exhibit.

The Company has reached no substantive stage in its discussions with any potential target, nor to merge or acquire any company. While there have been discussions about several possible mergers, much depends upon the Company's approval for public trading of its stock since any merger would take place only with the issuance of cash and stock in order to conserve cash while making the best use of its publicly trading stock. Each potential acquisition may dilute investors' ownership through the issuance of additional shares of the Company's stock, but a positive effect on the Company's balance sheet could occur from the added value created as a result of each acquisition. There can be no assurance, however, that these acquisitions will favorably affect the Company or its shareholders.

The Company's Target Market

The Company believes that the following four potential markets for its products and system will experience the highest benefit and, therefore, these potential markets are the first priority for the Company's future sales efforts. While the Company has sold none of its products or services into these markets, the Company believes that the benefits of its products and services will increase the potential of sales to these specific targets.

1. MOBILE SALES REPRESENTATIVES. The Company anticipates that a large market for the Fonecash terminal will be the traveling sales representative. Fonecash is portable and ideal for this application. The salesperson carrying this unit could be selling cosmetics, household products, insurance policies, encyclopedias or a number of other items. After a demonstration of products or an explanation of services, the in-home salesperson could accept payment by credit or debit card by merely attaching the fonecash terminal to the standard telephone. While the Company has not sold any of its products to in-home sales persons, it believes that use of the fonecash terminal by in-home salespersons represents a significant potential.

2. HOME INSTALLED UNIT. The Company believes that new programs such as secure Pay Per-View TV, home banking, home shopping clubs, groceries delivered to the home, restricted Internet access, payments of income taxes, and a variety of other programs, that demand some form of pre-payment will become increasingly prevalent. Payment by means of a verified and authorized credit card will be available through the fonecash terminal. The telephone system is the largest wide area network (WAN) in the world and its use in connecting to almost every merchant gives the fonecash terminal the capability to act as a payment device for most any service. The fonecash terminal is user installed, cheap enough to be considered a give-away item, and will be positioned to address multiple markets because its Interactive Voice Response (IVR) system which will be installed on computers will be designed to handle up to thousands of separate customers. Payment using a terminal is superior to speaking the credit card number to a merchant on the telephone because one is not revealing the credit card number to a unknown person, thus avoiding one of the ways credit card numbers are stolen and sold to thieves who can use the data to make purchases or sell the data to others who will use the credit card fraudulently.

3. PRE-PAY CALLING CARD ACTIVATION. The Company believes that the pre-pay telephone calling card market has been evolving for years and that such cards are now used widely in developed countries. In the United States, pre-pay telephone calling cards are often sold behind the counter at small merchant locations such as neighborhood 7/11 or gas station convenience stores. Since the cards are delivered ready to be used by anybody, this has created the problem for the merchant who has to protect these cards from being stolen and therefore has to keep the cards behind the counter out of sight of the potential customers. The better arrangement would be to have the card located on stands throughout the store instead of behind the counter. The fonecash terminal solves this problem. When installed on the merchant's telephone line, the fonecash terminal allows the merchant to swipe the telephone card after it has been purchased and activate the card by swiping it through the fonecash terminal. This advantage means the merchants can place cards anywhere in the store knowing they are useless plastic until activated by the terminal. The use of the fonecash terminal to activate cards also gives the provider other unique advantages such as tracking sales, recharging cards on the fly, credit card purchases for cards, credit card authorization services, and many other new services.

4. LOW VOLUME MERCHANTS These are merchants with fewer than 20 credit card transactions a month. These merchants have the ability to take credit cards in payment for purchase of goods and services because various banks have opened up merchant bank accounts for these merchants. These merchants, however, have no electronic transaction terminal. These merchants take credit card transactions by making a paper impression of the card, then, after having the cardholder sign a receipt, they take these paper receipts to a bank where they are then processed with the funds being received in the merchant's account 4-5 days later. The process is long and the delay in depositing the funds causes serious cash flow problems for the merchant. Because the Company makes and will market a high quality, simple to operate terminal, it anticipates that it will be able to attract many of these low volume merchants who are seeking a fast, simple and easy to operate solution to their processing needs.

The Company's Future Strategy

The Company's goal is to establish itself as a prominent force in the automated transaction industry by pursuing the following strategies:

o Develop other markets for transaction automation, such as in-home sales and the home market, wireless transmission and accessing Social Security benefits and payment of income taxes.

o Target the low volume, paper based merchants which the Company estimates number approximately 1.3 million accounts by some 83 banks and financial institutions in the United States.
o Develop opportunities for transaction automation in the international payment processing market, which the Company believes is largely untapped and potentially larger than the U.S. market.
o Entering new segments of the payment processing market by developing terminals for in-home use to transfer money onto pre-pay telephone cards.

Management of the Company believes that the foregoing factors are the key elements of its operational strategy.

Sources of Revenues

Through December 31,1999, the Company had received no revenues from operations nor has it sold any of its products. If the Company can realize its goals as set forth above, revenue could potentially come from fees that merchants and banks would pay to the Company for its terminals and use of its processing system.

Manufacturing

The manufacturing of the Company's products is done by Yue-Shoung, Ltd. an electronic manufacturer of telephones and telephone equipment, located in Taiwan, with revenues of $250 million in 1998. This supplier makes a line of electronic products, including touch screen displays, close-circuit video security systems, video telephones and similar electronic products. The Company has no relationship with Yue-Shoung other than as supplier to buyer, nor is there a contractual relationship of any kind. Manufacturing is done under a purchase order issued to Yue-Shoung by Advance Information Data (ADI), Taiwan, which terms of payment are one-third cash deposit at the start of making the mold for production of the plastic housing; one-third cash payment at the start of the production run, and one-third cash payment at the completion and inspection of the final product. The Company reimburses ADI for payment made under its existing agreement with ADI for consulting and procurement services.

Marketing Strategy

The Company intends to establish up to three master distributors in the United States with the most likely candidates being current Independent Sales Organizations (ISO's) who are already engaged in the business of distributing automated credit card processing terminals to established merchants who have been approved by their sponsoring banks. These ISO's have trained commissioned sales persons and have an interest in placement of any terminal in the market regardless of manufacturer.

The Company intends to engage a firm in 2000 to create promotional brochures regarding the Company's terminals and services, emphasizing price, quality and support services. This material is expected to be sold at cost to distributors to be used in their sales presentation. Annually, the Company plans to participate in 4 to 6 forums and exhibitions, such as the Retail Merchants' Show, the Debit Forum, the American Bankers' Association, the Fraud and Security Forum, the COMDEX show, where wireless products and innovative computer and telecommunication products are presented, and the Food and Restaurant exhibition. The Company also intends to engage a firm to design and place advertisements in several of the industry's leading publications, including Credit Card Management, the Blue Book Directory of the Credit Card Industry and P0S News, a monthly publication from Faulkner & Gray, a publisher in New York.

The Company's own marketing executives also intend to visit executives and decision makers among the banks and processors. At this level, cost and performance are top priorities, as banks are looking for solutions to overhead and insisting that any change results in increased profits. At this time, the Company intends to focus on marketing only one core product that it strongly believes is needed and wanted by banks that have a problem with the cost of processing paper receipts.

The Industry

The industry is generally referred to as the transaction payment industry and is divided into two major segments. In one segment are the manufacturers of hardware, known as terminals, which are electronic devices for capturing the data from some medium, such as a magnetic stripe on a plastic card, or from data stored on a microchip embedded on a plastic card.

In the other segment of this industry are the transaction payment processors, such as First Data Corporation (FDC), Paymentech, Nova Information Systems and several other smaller processors, who, when the data from these terminals is transmitted to their computers by wired or wireless transmission, verify the card as being valid and authorize the purchase for the specific amount indicated by the merchant.

The Verification, Authorization and Settlement Process

When a consumer presents a Visa or Mastercard to a merchant in payment for goods or services, the clerk swipes the card through an electronic terminal that connects by phone lines to a card processor (FDR, Paymentech, or others) whose servers access the Visa/Mastercard network to get verification that the card is valid and to get authorization for the amount to be charged to the cardholder so that the amount does not exceed the cardholder's credit limit. If the authorization transaction succeeds, the cardholder's bank that issued the credit card will put a "hold" for the purchase amount so that, when the settlement or deposit transaction takes place, the funds will be available to pay the merchant. An approval number is generated and the merchant has the cardholder sign a receipt which is kept on file by the merchant for up to six years.

Settlement can take place at any time, but typically, it is done at the end of the merchant's work day. All the credit card transactions since the last settlement period will be communicated to the payment processor's servers over a phone line. The payment processor submits a "Deposit Transaction" through the Visa/Mastercard network, in effect debiting the amount of the purchase from the cardholder's card issuing bank and depositing these funds into the merchant's sponsoring bank. It all takes place in minutes or seconds depending on the transactions to be settled.

The FoneCash System

Currently there are two models of the fonecash terminal, one a desk model and another is a hand-held model which are manufactured by Yue-Shoung, Ltd. in Taiwan, and available for sale by the Company unlike any similar terminal in the market. Fonecash terminals operate on a different system than the terminals currently sold by its competitors, utilizing an Interactive Voice Response (IVR) network which means that the merchant is being prompted through the various steps involved in taking credit cards for payment of goods and services and connected to the Company's servers which uses commercially available software developed and certified to connect to various payment processors, such as First Data Resources and Paymentech, who then, connect to the Visa/ Mastercard networks for verification, authorization and settlement services. The process of verification, authorization and settlement is the same for the Company's system, except that the Company's servers are in-between the Company's terminals and the payment processor's servers. The Company believes that this will eliminate the resistance of the payment processors to certifying new terminals because their servers do not "see" what terminal is transmitting data; all their servers see is a stream of data from another server (computer). The Company's system is intended to capture the transactions of small merchants onto its servers and bundle the transactions together for settlement so that the volume is greater and thus become more attractive to the payment processors because of the increased transactions which translated into a rise in revenues.

Competition

The Company does not believe that it faces competition from existing manufacturers or payment processors which operate in the traditional transaction processing industry because those companies are not interested in low volume merchants, and low volume merchants resist the cost related to automated terminals. The Company intends to target the very segment of the market which these companies neglect because of their low volume. Management believes that the fonecash system's simplicity and ease of operation will make it attractive to these merchants even if they are able to obtain service from the larger companies offering terminals and payment processing services. Moreover, the Company knows of no other companies planning to target this market niche or which offer both terminals and payment processing services under one system.

Terminal Manufacturers

According to The Nilson Report, a bi-monthly publication of the credit payment systems industry, in Oxnard, California, the leader among the terminal makers is Verifone, a U.S. based company, publicly held and since 1997, part of Hewlett-Packard. It is generally conceded that Verifone has market share of 65% of the terminal market worldwide, based upon delivery and installation of products.

Hypercom was founded in Australia, has a U.S. base in Phoenix, Arizona and is a privately held company. Management believes Hypercom is the second largest maker of on-line stationary terminals with approximately 16% share of the market for sale and installation of these electronic devices.

Lipman is an Israeli based maker of terminals and, since 1995 has gained some 10 per cent of the market for sales of these terminals.

Dassault and Ingenico are both French companies and, along with some other makers, such as Goldstar of South Korea, make a line of terminals used mostly in these companies respective domestic markets. The Company believes their sales amount to no more than 10,000 units a year. These three makers, along with all the other smaller firms, amount to 9% of the market for terminals.

Payment Processors - Barriers to Entry

All credit cards transactions must be cleared through a transaction payment processor, and all automatic credit card terminals which connect directly to the computers of the transaction payment processors must be certified by the transaction processor. Certification involves testing the capabilities of the terminal software by repeated transmission of test data which simulate real transactions, in order to prove to the transaction processor that the terminal software is compliant with all requirements of the processor's computer system. Transaction processors are not anxious to fully certify and support new transaction equipment because it is expensive to provide customer assistance to a large number of terminal models. Every piece of newly certified terminals translates to higher training cost for their customer service personnel and, therefore, they try to stick with one piece of equipment.

Strategies to Overcome Barriers to Market

The Company believes that the resistance of the transaction processors to the introduction of new terminals is overcome because the fonecash terminal is not supported by the processor but by the Company. The processor merely receives a stream of data in digital form from the Company's computers for the benefit of low volume merchants with merchant account numbers who would not be utilizing the processors because of the lack of an electronic terminal. These low volume merchants represent an enlarged customer base for the processors, acquired with very little effort or expense on their part.

In addition to a different method of handling the processing of data, the Company makes a line of products that are simple in design; do not need an external power source and are as easy to operate as an ordinary telephone. The combination of these factors the Company believes are sufficient to overcome opposition from the established payment processors and the resistance of low volume merchants to the purchase of more expensive equipment and services.

Risks from Competitors

Even though the Company believes it has strategies to overcome barriers to entry into this industry and that it has no direct competitors in its specific target market, the terminal manufacturers and the payment processors have longer operating histories and significantly greater financial, technical, marketing and other resources than the Company. Many of these companies have extensive customer bases and strong customer relationships that they could leverage, including relationships with the Company's potential customers. These companies also have significantly more established customer service organizations than the Company will be able to develop. In addition, these companies may adopt aggressive pricing policies. There can be no assurances that that the Company will be able to counter the impact or the level of the pricing.


            MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

         The following is our plan of operation for the following 12 months, and should be read in conjunction with our financial statements and notes thereto appearing in this prospectus.

         We are a development stage company in the process of developing a marketing plan for carbon composite products sales via traditional methods and Internet access. The products and services that we intend to offer are described in the "Business" description. We have generated no revenues to date.

GENERAL

All phases of the Company's operations are subject to influences outside of the company's control. Any one, or a combination, of these factors could materially affect the results of the Company's operations. These factors include competitive pressures, interest rates fluctuations, inflation, especially of parts and labor, and other market conditions. Forward-looking statements are made by or on behalf of the Company based on knowledge of its business and the environment in which it operates, but because of the factors listed above, as well as other commercial, environmental and business factors over which the Company has no control, actual results may differ from those in the forward-looking statement. Consequently, all of the forward-looking statements made are qualified in their entirety by these cautionary statements and there can be no assurance that the actual results or developments anticipated by the Company will be realized or, even if substantially realized, that they will have the expected effect on the business and/or operations of the Company.

The Company has had no revenues since its inception in August 1997 due to the fact that the Company is in the development stage mode. There were no compensation expenses for the first two years. There were organizational expenses of $910 which are being amortized on a straight-line basis over five years. The Company had a net loss of $353,618 for the initial two year period. Depreciable assets for this period consisted of $25,000 for production molds which have a useful life of three years. $6,250 was considered as a depreciation expense for this period.

The Company incurred operating losses of $1,050,863 from Inception to March 31, 2000. The Company expects its accumulated deficit to grow for the foreseeable future as total costs and expenses increase due principally to increased marketing expense associated with its plans to undertake trials of its products and services. There can be no assurances that the Company will complete successful trials of its products and services, nor that sufficient revenues will be generated from the possible sales of such products and services to allow the Company to operate profitably.

For the three months ending March 31, 2000 general and administrative expenses were $64,996 as compared to $24,046 for the same period in 1999, representing an increase of $40,950. The increase during the three month period ending March 31, 2000 was primarily due to an expansion of the general operations of the Company, including legal, accounting, and printing associated with the filing of this Form 10-SB and amendments with the Securities and Exchange Commission.

Compensation and related benefits during this three months was $16,000 and represented compensation paid to the Company's president; there were no compensation expenses for the nine months ended March 31, 1999. From inception to March 31, 2000, total compensation expenses were $91,000.

The Company's combined cash and cash equivalents totaled $121,020 for the period ending March 31, 2000. This is an increase of $82,864 from $38,156 for the period ending March 31, 1999.

Pursuant to a letter of intent dated June 5, 1999 between the Company and Fusion Capital Corp. ("Fusion"), a Florida corporation, the Company agreed to purchase a majority of the common stock of Fusion Capital Corp. ("Fusion"). The Company simultaneously issued a loan to Fusion of $37,000 to be granted in 10 installments of $3,700 from June 14, 1999 through August 16, 1999. Ten separate promissory notes of $3,700 were executed, each providing for interest at a rate of 6% and each of the ten notes payable within 12 months from the date of issuance with the first payment due on June 14, 2000. The balance due on the notes was $37,990 as of December 31, 1999. Discussions on the proposed acquisition have commenced but no definitive terms have been agreed upon.

When the notes were first issued in June 1999, payment of principal and interest on the notes was due 6 months later with the first note due December 14, 1999. Re-negotiation of the payment dates took place in November 1999, and the Company agreed in December 1999 to extend the due date of the principal and interest on these notes for 12 months with the first note due on June 14, 2000, as noted in the notes to the financial statements for the year ending December 31, 1999 and the three months ended March 31, 2000. Therefore, for the period ending March 31, 2000, no payment of principal or interest had been made. The terms of this receivable were extended but not written down.

In April 2000, the Company entered into negotiations with Fusion for deployment and installation services for the 500 terminals which the Company planned for its trials with merchants in order to prove its revenue concept as explained further under Item 2 below. The Company requested Fusion to estimate the cost for the deployment and installation of 500 terminals. Fusion replied that they would undertake these services in exchange for converting the principal and interest on the promissory notes and that this would be a fixed cost contract. Since the Company had made its own estimate for the cost of these services to be $72.50, the Company agreed to convert the notes as an advance pursuant to a Contract for Deployment and Installation which was signed on May 1, 2000. By converting the note payable to cover the cost of deployment and installation, the cost per unit was $74 (which amount is included in general and administrative expenses in the Company's Statements of Operations). The Company, however, elected to write off the interest of $990 that had accumulated at the period ending December 31, 1999.

Fusion has agreed to deploy, install, and train the merchants who have been selected to participate in the first trials of the Company's terminals. Further, the Company agreed to convert the principal of the loan payment of $37,000 into an advance payment for the services connected with the placement of 500 terminals.

The Company does not expect to generate a positive internal cash flow for at least the next nine months due to expected increase in spending for salaries and the expected costs of marketing and sales activities.

Property and equipment was valued at $134,788 for the period ending March 31, 2000 and this represents an increase of $9,788 for purchases of additional molds used the manufacturing of its products in Taiwan. The molds have a useful life of 3 years and are depreciated on a straight-line basis.

The Company currently has limited internal and external sources of liquidity.

At this time the Company has no material commitment for capital expenditures.

There are no known trends, events or uncertainties that are expected to have a material impact on the net sales and income from operations once the Company conducts its first trials with merchants. The industry and the needs of the market are well established. The Company believes that it will serve a niche market with its products and services that has yet to be served adequately. The Company's business is not subject to seasonal aspects.

The Company was incorporated in the State of Delaware on August 7,1997 and acquired the rights to a patent that allowed the Company to develop a simple, portable electronic terminal that could be used by mobile merchants and in-home salespersons. The Company anticipates that it can generate revenues from sales of the terminals and from charges collected from each transaction. As of December 31,1999, no revenues have been generated from sales but management anticipates sales to commence in 2000 after real-time trials are performed with a select group of merchants and in-home salespersons.

The Company was started by Messrs. Daniel Charboneau, the Chairman of the Board and Chief Executive Officer, and John Wu, Director and owner of Advance Data Information, Ltd, a Taiwan based research and development company. Messrs. Charboneau and Wu have paid certain expenses on behalf of the Company from personal funds and from Mr. Wu's business. Also, The Company borrowed a total of $45,344 from related parties to fund its initial operations with a remaining balance of $26,586. (See Note 11 of the Financial Statements.) No amount over $60,000 has been borrowed from any related party.

For the period from inception through December 31, 1998, the Company's capital, raised from the sale of its common shares, totaled $84,985 of which $75,357 was used for working capital, legal and accounting expenses, and registering a domain name on the Internet. The cash balance at the end of this period was $9,628.

From January 1999 to April 1999, the Company raised additional seed capital for a total of $82,765, and then, during the remainder of 1999, the Company raised $621,455 through a private placement of its common stock under exemption provided by Rule 504 of Regulation D under the Securities Act of 1933, as amended. Finally, another $133,050 was raised through the sale of shares pursuant to Regulation S of the Securities Act of 1933, as amended. The proceeds were used to manufacture a starting inventory of terminals, marketing and sales activities, technical and engineering services, and working capital. The Company used these funds to register a web site located at www. fonecash.com. The Company has engaged Computer Solutions, located in North Carolina, to construct the web site encompassing products and services of the Company, as well as investor relations. The total capital raised from inception in 1997 until March 31, 2000 was $922,255.

The Company's plan of operation for the next twelve months is as follows:
The Company plans to market its credit card processing service to merchants who are not able to get a bank to sponsor them as VISA/Mastercard merchants because they are too new, or low volume merchants who have sponsoring banks, but have no electronic terminal because of their resistance to the high prices for terminals and payment processing services associated with the leasing or purchase of these devices, and in-home salespersons who believe they can increase sales if they have a device for taking credit and debit cards.

The Company will seek to add other low volume merchants who are customers of domestic banks and negotiate orders for installation of terminals with these merchants. In addition, the Company will seek to negotiate with existing in-home sales organizations such as Amway, Mary Kay, Avon, insurance companies and home health care providers for distribution and sales among their member distributors and sales force.

The purpose of these trials is not to prove that the terminals are capable of performing the task to which the Company will put them because these terminals are being made under U.S. patent issued in 1987 which has been proven in the general market. Any domestic telephone that accepts credit cards in payments for calls uses the electrical circuitry that is represented by this patent. The purpose of the field trials that the Company intends to perform is related to proving that the merchants will find the Company's terminals easy to use. The trials are scheduled with certain participants, including Amway distributors, insurance agents, low volume merchants who are customers of Nationsbank and Wells Fargo and in-home health care providers. The trials will be conducted for approximately 30 days, after which, costs and profits will be calculated and satisfaction of the using merchant will be collected and used for promotional purposes.

In order to implement its growth plans, including the trials referred to above, through the end of June 30, 2000, the Company must raise $500,000. After these trials have been completed successfully, the Company anticipates that it will obtain orders for its product and services which are then able to be financed through traditional methods such as Purchase Order financing, Account Receivable financing, or Letters of Acceptance.

DESCRIPTION OF PROPERTY

The Company owns no property. The Company's principal office is located at 90 Park Avenue, Suite 1700, New York, New York 10016 and consist of 600 square feet of space at a cost of $600 to $800 a month, depending on the level of secretarial services that are used. The Company leases an additional location of approximately 1200 square feet at 475 Dobbs Ferry Road, White Plains, New York where it houses computers and inventory on a two year basis with an option to renew for another two years. The monthly rental is $1,850.

EMPLOYEES

The Company employs three full time employees in the United States, three employees in Shanghai, China and 14 engineers in Kaoshiung, Taiwan who are engaged in development of the Company's products as well as its software and operating system.

LEGAL PROCEEDINGS
We are not currently nor have ever been a party to any legal proceedings.


                                   MANAGEMENT

Directors and Executive Officers

The directors and officers of the Company are listed below with information about their respective backgrounds.


      NAME                       AGE     POSITION
      Daniel E. Charboneau       69      CEO/Chairman/President
      John Jiann-Shong Wu        47      Director
      Daniel S. MacDonald        64      Director
      David  Cheung(1)           44      Director,  Vice  President  Marketing
      Michael  Wong(2)           35      Director,  Vice  President/CFO
      Yuan  L.  Jeang            34      Vice  President/Engineering

(1) Mr. Cheung was appointed as a member of the Company's Board of Directors on March 30, 2000.

(2) Mr. Wong was appointed as a member of the Company's Board of Directors on March 30, 2000.

Mr. Charboneau has a five year employment contracts starting in August, 1997 and Dr. Wu a five year contract starting from July 1, 1999. The Company retains the services of its vice-presidents as consultants on an as needed basis and does not pay them a regular salary.

All current directors were appointed to their office in February 2000, and will hold office until the next annual stockholders' meeting and until their successors have been elected or qualified or until their death, resignation, retirement, removal, or disqualification. Vacancies on the board will be filled by a majority vote of the remaining directors. Officers of the Company serve at the discretion of the Board of Directors.

None of the directors holds other directorships in other reporting companies.

The Company's management comprises:

DANIEL E. CHARBONEAU, CEO/President/Chairman of the Board:
Mr. Charboneau is an experienced management executive with over twenty years of accomplishments in the area of marketing, sales, organizational development, manufacturing and profit-center responsibilities. He has worked with several multi-national companies, including Bechtel International where he was Organization Development Consultant from 1974 to 1980, and with 3M in Asia from 1980 to 1984. From 1984 to 1987, Mr. Charboneau operated as a consultant to U.S. and European businesses who were interested in investment in Asia. In 1987, in a joint venture with A&H, a jewelry maker in Rhode Island, Mr. Charboneau established a manufacturing plant in Taiwan whose products were exported worldwide. In addition to his duties on the Board of Directors, Mr. Charboneau directs the development of technologies, products, markets and manages business relations with Asian suppliers.

JOHN JIANN-SHONG WU, Director/Co-founder:
Born in China, Dr. Wu became an American citizen in 1978 and lives with his family in San Jose, California when he is not in Taiwan. Educated in Taiwan, Dr. Wu received His Master Degree in Computer Science from Florida Institute of Technology and his doctorate in Electrical Engineering from Leland Stanford Junior University. From 1975 to 1982 he was a Researcher with Taiwan National Science, and from 1982 to 1988 a Senior Engineer and Project Manager with General Electric Company in Singapore. From 1989 to 1990, he was a Project Manager with Digital Equipment Corporation and from 1990 to 1991 he was Senior Consulting Engineer with Hewlett Packard. Dr. Wu has designed many products, both hardware and software, and founded his R&D facility to promote better design of electrical and telephonic products. From 1991 to 1996, Dr. Wu was co-founder and Vice President of V-Star Electronics, then, from 1997 until present, Dr. Wu started his own advanced laboratory, Advance Data Information and became a co-founder in FoneCash.

DANIEL S. MACDONALD, Director
Mr. MacDonald has 22 years of experience in the mutual fund industry and is a Certified Financial Planner and holds licenses in real estate, insurance and securities. He has resided in Japan for from 1962 to 1972 as International Liaison for the Japanese Chamber of Commerce; he speaks Japanese fluently. From 1972 to 1986, he serves in various capacities with Oppenheimer Management Corporation, first in San Francisco as Regional Sales Manager and ending in New York as Senior Vice President and National Sales Manager. In 1989, Mr. MacDonald started MDIC, Inc. in Bronxville, New York, and for the last 11 years until present, remains as owner and manager of this financial services corporation specializing in mutual funds.

MICHAEL WONG, 35, was appointed Director and Chief Financial Officer on March 30,2000. Born in Malaysia in 1965, he grew up in Singapore. Mr. Wong is a financial management professional, who received his higher education in Great Britain and received his BA in Accounting and Finance in 1991. Upon returning to Singapore, he joined Price Waterhouse as a tax accountant. Four year later, he joined American International Group, assisting in the business and product development. Subsequently, he had the opportunity to venture into the China market where he was involved in business development and infrastructure work. In 1999, he was involved in corporate restructuring for a chemical company in China and gradually became interested in environmental and telecommunication sectors.

DAVID CHEUNG, 34 was appointed Director & Vice President of Corporate Marketing on March 30, 2000. After finishing his higher education in Great Britain and receiving his MBA in Finance from Lancaster International Business School of Lancaster University, he joined a subsidiary of Costain Construction as a member of its business development team, specializing in the hospitality sector. After returning to Hong Kong, he was involved in several major infrastructures projects, such as hotels, power plants, roads and bridges, as well as heading up a consultancy team for re-marketing of French clothing manufacturer in China. Mr. Cheung joined the Emperor Group in 1998 to lead and implement the strategic business management turn around of the Group's hotel and newspaper divisions. Once back in China, he became a consultant to companies in the fine chemical processing, the Internet and the telecommunications sectors.

YUAN LONG JEANG, age 44, Vice President of R&D, holds a Ph.D in Electrical Engineering, from Chen Kung University, Taiwan. Mr. Jeang was Professor and
Chief  of  Image  Processing  Research  Laboratory  of the  Kaohsiung  Technical

University for 10 years. Mr.Jeang was Chief Designer for Taiwan Films Limited where he managed all technical aspects of computer generated effects, composit design, 3D production and computer generated graphics. For the past five years, he has worked closely with Dr. Wu designing algorithms for video and data compression, and has developed standards for cellular phone authentication and encryption.

EXECUTIVE COMPENSATION

On August 7,1997, the Company entered into an employment agreement with its chairman and majority shareholder, Mr. Charboneau. Under the terms of this five year agreement, Mr. Charboneau shall receive a salary of $120,000 per year. Mr. Charboneau has never been paid this salary and has elected not to accrue this back pay as a liability on the Company's books. The Company may terminate the agreement for cause with notice. Disability for up to two years at 100% of yearly salary is provided, and should Mr. Charboneau die during the term of employment, the Company shall pay his estate $250,000. The Company pays for a keyman life insurance of $2 million, $1 million with The Travelers Group for term life policy, and $1 million with Nationwide Insurance Company for a variable life policy. The Company is beneficiary in case of the death of Mr. Charboneau.

Mr Wu's contract of employment is essentially the same as the one for Mr. Charboneau, regarding benefits, but his annual salary is $105,000.

Currently, the other officers or key personnel receive no compensation, provide services to the Company on an ad hoc basis and are paid as consultants. If the Company becomes profitable and produces commensurate cash flow from operations, then the Company's Board of Directors will decide the level of full-time employment, compensation and the timing for the commencement of their full-time involvement.

The Company currently has no employee stock option, annuity, or pension plans in place although the Company does intent to provide these benefits at some future date if it can establish sales and positive cash flow.

Directors do not currently receive any cash compensation.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

There were no transaction between Fonecash, Inc. and related parties for the period of the past two years.

PRINCIPAL STOCKHOLDERS

         The following table describes, as of the date of this prospectus, the beneficial ownership of our Common Stock by persons known to us to own more than 5% of such stock and the ownership of Common Stock by our directors, and by all officers and directors as a group.

  Name & Address of                       Amount Shares           % of Class
  Beneficial Owner                      Beneficially Owned           Owned
  -----------------------            ------------------------     -----------
  Daniel E. Charboneau                        4,046,387               20.0%
  215 Central Park Ave.
  Hartsdale, NY 10530

  John Jiann-Shong Wu                         2,000,000               10.0%
  21 Street, 6 Fl,
  No. 211
  Chung-Cheng 4 Road
  Kaoshiung, Taiwan

Total Shares of Officers
and Directors as a Group (2 persons)          6,046,387               30.0%


                       OFFERING BY SELLING SECURITY HOLDERS

         The following tables set forth certain information concerning each of the selling security holders. The shares are being registered to permit the selling security holders and their transferees or other successors in interest to offer the shares from time to time

         Selling security holders are under no obligation to sell all or any portion of their shares. Particular selling shareholders may not have a present intention of selling their shares and may sell less than the number of shares indicated. The following table assumes that the selling shareholders will sell all of their shares.

None of the Selling Shareholders were or are officers or directors of Fonecash, Inc. or are broker-dealers or affiliates of broker-dealers. Except National Capital Merchants Group, Ltd which is an affiliate of National Capital
Companies, which is the parent of National Capital Merchants Group, an investment banking company and American Investment Services, Inc., which is a broker/dealer.


                                               Number of Shares         Percentage          Number of Shares          Percentage of
                                               of Common Stock          Of Beneficial       Owned After               Beneficial
                                               Prior to Offering        Ownership           Exercise of Warrants      After Exercise
                                               ------------------       --------------      --------------------      --------------
Michael S. Krome, P.C.                             250,000                  1.3                    --                      1.3
Stockgroup Information Systems, Inc (1)            493,200                  2.5                    --                      2.5
Charlotte B. Given                                 320,000                  1.6                    --                      1.6
James E. Czekner                                   100,000                    *                    --                        *
Julie Thompson                                     400,000                  2.0                    --                      2.0
Sharline Gordon                                    100,000                    *                    --                        *
Ken G.Upton                                         62,530                    *                    --                        *
Joseph B. LaRocco                                  100,000                    *                    --                        *
Action Stock, Inc(2)                               500,000                  2.6                    --                      2.6
Julius DiStaulo                                    750,000                  4.0                                            4.0
Danny Y. Lee                                        50,000                   **
Jason P. Lester                                     50,000                   **
Alexander & Wade, Inc(3)                         1,000,000                  5.0                                            5.0
Edwin Mendlinger                                   100,000                    *                                              *
Penny King Holdings Corporation(4)                 125,000                    *                                              *
Jacob Perl                                         400,000                  2.0                                            2.0
Greenbridge Management, Inc.(5)                    700,000                  4.0                                            4.0
C.G. Unlimited, Inc.(6)                          1,775,000                  9.0                                            9.0
         Totals:                                 7,275,730

                                       26

(*)  less than 1% of the issued and outstanding shares
(1)  For purposes of control,  Marcus New, is the control  person of  Stockgroup
     Information Systems, Inc.
(2)  For  purposes  of control,  Brent  Fouch,  is the control  person of Action
     Stock, Inc.
(3) For purposes of control, Francis A. Zubrowski, is the control person of Alexander & Wade, Inc.
(4)  For purposes of control,  Gabor Sandor Acs, is the control person for Penny
     King Holdings Corporation.
(5) For purposes of control, Joseph M. Guccioni is the control person for Greenbridge Management, Inc.
(6)  For purposes of control,  Joseph VeneLotti, is the control  person for C.G.
     Unlimited, Inc.



Shares Eligible For Future Sale
         As of the date of the filing Fonecash, Inc. has 19,900,000 outstanding shares of Common Stock. The remaining approximately 12,624,270 shares of common stock which are not being registered hereby, are "restricted securities" as defined under Rule 144, substantially all of which are available for sale in the public market, subject to the provisions of Rule 144 under the Securities Act, or pursuant to this Registration Statement. None of the restricted securities will be eligible for resale until July 2002.

         In general, under Rule 144 as currently in effect, a person or persons whose shares are aggregated, including an Affiliate, who has beneficially owned Restricted Shares for at least one year is entitled to sell, within any three-month period, a number of such shares that does not exceed the greater of:

         (i)  One percent of the outstanding shares of Common Stock; or
         (ii) The average weekly trading volume in the Common Stock during the four calendar weeks preceding the date on which notice of such sale is filed with the Securities and Exchange Commission.

         Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about Fonecash, Inc. In addition, a person who is not an Affiliate and has not been an Affiliate for at least three months prior to the sale and who has beneficially owned Restricted Shares for at least two years may resell such shares without regard to the requirements described above. Fonecash, Inc. is unable to estimate the number of Restricted Shares that ultimately will be sold under Rule 144 because the number of shares will depend in part on the market price for the Common Stock, the personal circumstances of the sellers and other factors. See "Risk Factors--Shares Eligible for Future Sale" and "Risk Factors--Possible Volatility of Stock Price."


                            DESCRIPTION OF SECURITIES

         The following is a summary description of our capital stock and certain provisions of our certificate of incorporation and by-laws, copies of which have been incorporated by reference as exhibits to the registration statement of which this prospectus forms a part.

General
         Our authorized capital stock consists of 20,000,000 shares of common stock, par value $.0001 per share.

Common Stock
         The holders of the common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Our certificate of incorporation and by-laws do not provide for cumulative voting rights in the election of directors. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of common stock are entitled to receive ratably such dividends as may be declared by the Board out of funds legally available therefore. In the event of our liquidation or dissolution, holders of common stock are entitled to share ratably in the assets remaining after payment of liabilities. Holders of common stock have no preemptive, conversion or redemption rights. All of the outstanding shares of common stock are fully-paid and non-assessable.

Preferred Stock

         The Company is authorized to issue 5,000,000 shares of no par value preferred stock. No shares were issued and outstanding as of December 17, 2000. Each share of preferred stock is entitled to dividends when, and if, declared by the Board of Directors. There are currently no voting, conversion and liquidation rights, nor redemption or sinking fund provisions for the preferred stock.


                              PLAN OF DISTRIBUTION

         The shares may be sold or distributed from time to time by the selling stockholders or by pledgees, donees or transferees of, or successors in interest to, the selling stockholders, directly to one or more purchasers (including pledgees) or through brokers, dealers or underwriters who may act solely as agents or may acquire shares as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices, which may be changed. The distribution of the shares may be effected in one or more of the following methods:

o    ordinary brokers transactions, which may include long or short sales,
o transactions involving cross or block trades on any securities or market where our common stock is trading,
o purchases by brokers, dealers or underwriters as principal and resale by such purchasers for their own accounts pursuant to this prospectus,
o "at the market" to or through market makers or into an existing market for the common stock,
o in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents,
o through transactions in options, swaps or other derivatives (whether exchange listed or otherwise), or
o    any combination of the foregoing, or by any other legally available means.

         Brokers, dealers, underwriters or agents participating in the distribution of the shares may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). The selling stockholders and any broker-dealers acting in connection with the sale of the shares hereunder may be deemed to be underwriters within the meaning of Section 2(11) of the Securities Act of 1933, and any commissions received by them and any profit realized by them on the resale of shares as principals may be deemed underwriting compensation under the Securities Act of 1933. Neither the selling stockholders nor we can presently estimate the amount of such compensation. We know of no existing arrangements between the selling stockholders and any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares. Because the selling stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act of 1933. Each selling stockholder has advised us that the stockholder has not yet entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of the shares.

At the time a particular offer is made by or on the behalf of the selling security holders, a prospectus, including any necessary supplement thereto, will be distributed which will set forth the number of shares of common stock, and the terms of the offering, including the name or names of any underwriters, dealers, or agents, the purchase price paid by any underwriter for the shares purchased from the selling security holders, any discounts, commissions and other items constituting compensation from the selling security holders, any discounts, commissions, or concessions allowed, re-allowed, or paid to dealers, and the proposed selling price to the public.

         We have informed the selling stockholders that certain anti-manipulative rules contained in Regulation M under the Securities Exchange Act of 1934 may apply to their sales in the market and have furnished the selling stockholders with a copy of such rules and have informed them of the need for delivery of copies of this prospectus.

         The selling stockholders may also use Rule 144 under the Securities Act of 1933 to sell the shares if they meet the criteria and conform to the requirements of such rule.

                                LEGAL PROCEEDINGS

         Fonecash, Inc. has been served with a Summons and Complaint from Fleet National Bank in an action commented in the Supreme Court of the State of New York, County of New York entitled, Fleet National Bank v. Fonecash, Inc.,
                                      ------------------------------------------
Jean-Paul Charboneau,  Individually and Jiann-Shong Wu, Individually. The action
--------------------------------------------------------------------
is for the failure to pay the monthly payments of a Line of Credit with Fleet National Bank. The Company believes that the action was brought in the wrong venue, and has made a demand for the venue to be changed to the County of Westchester. It is still waiting for a response to that demand. The Company intends to defend the action and believes that it will be resolved in a manner that does not materially impact the Company.


CERTAIN PROVISIONS OF THE CERTIFICATE OF INCORPORATION AND BYLAWS

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. The Company's Certificate of Incorporation provides that no director of the Company shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director except as limited by Delaware law. The Company's Bylaws provide that the Company shall indemnify to the full extent authorized by law each of its directors and officers against expenses incurred in connection with any proceeding arising by reason of the fact that such person is or was an agent of the corporation.

Insofar as indemnification for liabilities may be invoked to disclaim liability for damages arising under the Securities Act of 1933, as amended, or the Securities Act of 1934, (collectively, the "Acts") as amended, it is the position of the Securities and Exchange Commission that such indemnification is against public policy as expressed in the Acts and are therefore, unenforceable.

DELAWARE ANTI-TAKEOVER LAW AND OUR CERTIFICATE OF INCORPORATION AND BY-LAW PROVISIONS

         Provisions of Delaware law and our Certificate of Incorporation and By-Laws could make more difficult our acquisition by a third party and the removal of our incumbent officers and directors. These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of the Company to first negotiate with us. We believe that the benefits of increased protection of our ability to negotiate with proponent of an unfriendly or unsolicited acquisition proposal outweigh the disadvantages of discouraging such proposals because, among other things, negotiation could result in an improvement of their terms.

We are subject to Section 203 of the Delaware General Corporation Law, which regulates corporate acquisitions. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years following the date the person became an interested stockholder, unless:

               The Board of Directors approved the transaction in which such stockholder became an interested stockholder prior to the date the interested stockholder attained such status;
               Upon consummation of the transaction that resulted in the stockholder's becoming an interested stockholder, he or she owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers; or
               On or subsequent to such date the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders.

         A "business combination" generally includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. In general, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status, did own, 15% or more of the corporation's voting stock.


                       WHERE YOU CAN FIND MORE INFORMATION

         Upon effectiveness of this registration statement we will commence filing reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any report, proxy statement or other information we file with the Commission at the Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. In addition, we will file electronic versions of these documents on the Commission's Electronic Data Gathering Analysis and Retrieval, or EDGAR, System. The Commission maintains a website at http://www.sec.gov that contains reports, proxy statements and other information filed with the Commission.

 We have filed a registration statement on Form SB-2 with the Commission to register shares of our common stock issued and issuable upon exercise of warrants to be sold by the selling stockholders. This prospectus is part of that registration statement and, as permitted by the Commission's rules, does not contain all of the information set forth in the registration statement. For further information with respect to us, or our common stock, you may refer to the registration statement and to the exhibits and schedules filed as part of the registration statement. You can review a copy of the registration statement and its exhibits and schedules at the public reference room maintained by the Commission, and on the Commission's web site, as described above. You should note that statements contained in this prospectus that refer to the contents of any contract or other document are not necessarily complete. Such statements are qualified by reference to the copy of such contract or other document filed as an exhibit to the registration statement.

                                 TRANSFER AGENT

The Company's transfer agent is Manhattan Transfer Registrar Co., 58 Dorchester Road, Lake Ronkonkoma, New York 11779, (516) 585-7341.


                      INTEREST OF NAMED EXPERTS AND COUNSEL

         None of the experts named herein was or is a promoter, underwriter, voting trustee, director, officer or employee of Fonecash, Inc. except for Michael S. Krome, P.C., attorney for Fonecash, Inc., who received 250,000 shares of Common Stock as part of his legal fees, as detailed in this registration statement. Further, none of the experts was hired on a contingent basis and none of the other experts named herein will receive a direct or indirect interest in Fonecash, Inc., other than Mr. Krome.


                                  LEGAL MATTERS

         The validity of the shares of common stock offered in this prospectus has been passed upon for us by Michael S. Krome, P.C., 8 Teak Court, Lake Grove, New York 11755, (631) 737-8381.

                                     EXPERTS

         Our audited financial statements as of December 31, 2000 have been included in this prospectus and in the registration statement filed with the Securities and Exchange Commission in reliance upon the report of Stewart Benjamin, independent certified public accountant, upon his authority as expert in accounting and auditing. Stewart H. Benjamin, CPA's report on the financial statements can be found at the end of this prospectus and in the registration statement.

                               STEWART H. BENJAMIN
                       CERTIFIED PUBLIC ACCOUNTANT, P. C.
                              27 SHELTER HILL ROAD
                               PLAINVIEW, NY 11803
                            TELEPHONE: (516) 933-9781
                            FACSIMILE: (516) 827-1203



                          INDEPENDENT AUDITOR'S REPORT
                          ----------------------------

To the Board of Directors and Stockholders
FoneCash, Inc.
New York, New York

I have audited the accompanying balance sheets of FoneCash, Inc. (a development stage company) as of December 31, 2000 and December 31, 1999, and the related statements of operations, stockholders' equity and cash flows, for the year ended December 31, 2000 and 1999, and for the period from August 7, 1997 (inception), to December 31, 2000, in accordance with the statements on Standards for Accounting and Review Service, issued by the American Institute of Certified Public Accountants. All information included in these financial statements is the representation of the management of FoneCash, Inc. My responsibility is to express an opinion on these financial statements based on my audits.

I conducted my audits in accordance with generally accepted auditing standards. Those standards require that I plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audits provide a reasonable basis for my opinion.

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of FoneCash, Inc. as of December 31, 2000 and 1999, and the results of its operations and cash flows for the year and period then ended and from August 7, 1997 (inception) to December 31, 2000, in conformity with generally accepted accounting principles.

/s/ Stewart H. Benjamin
Certified Public Accountant, P.C.

Plainview, New York
February 13,  2001



                                      FONECASH, INC
                              (A Development Stage Company)
                                      Balance Sheets

                                          ASSETS
                                          ------
                                                              September 30    December 30
                                                                  2000           1999
Current assets:
   Cash                                                       $    15,572    $   208,702
   Inventory  (Note 1)                                             80,054         45,143
   Prepaid expenses (Note 4)                                       25,000         25,000
                                                              -----------    -----------
                                                                  120,626        278,845
                                                              -----------    -----------

Property and equipment, net  (Note 5)                              59,425         83,333
                                                              -----------    -----------

Other assets:
   Organization costs, net (Note 1)                                   136            190
   Patent rights, net (Note 6)                                        325          4,000
   Cash surrender value of life insurance (Note 8)                   --           17,732
   Deposits                                                           250            250
                                                              -----------    -----------
                                                                    3,636         22,172
                                                              -----------    -----------
                                                              $   183,687    $   384,350
                                                              ===========    ===========

                           LIABILITIES AND STOCKHOLDERS' EQUITY
                           ------------------------------------


Current liabilities:

   Accounts payable                                           $     8,184    $     9,790
   Due to an officer/stockholder (Note 10)
                                                                   20,829         26,586
   Note payable (Note 9)
                                                                   42,492          7,500
                                                              -----------    -----------
                                                                  71,5045         43,876
                                                              -----------    -----------

Stockholders' equity(deficit): (Note 2)
   Preferred stock; $.0001 par value; authorized -
   5,000,000 shares; issued - none                                   --             --
   Common stock; $.0001 par value; authorized -
   20,000,000 shares; issued and outstanding -
   3,836,338 shares                                                   386            383
Additional paid-in capital                                      1,313,319      1,282,072
Treasury stock, 500 shares at cost                                 (1,500)          --
Deficit accumulated during the development stage               (1,200,023)      (941,981)
                                                              -----------    -----------
          Total stockholders' equity                              112,182        340,474
                                                              -----------    -----------
                                                              $   183,687    $   384,350
                                                              ===========    ===========


                  See accompanying notes and accountant's review report


                                        FONECASH, INC.
                                 (A Development Stage Company)
                                   Statements of Operations


                                                                                   Aug.7,1997
                                                       Nine           Nine        (Inception)
                                                   Months Ended   Months Ended        to
                                                   September 30,  September 30,  September 30,
                                                       2000           1999           2000
                                                    -----------    -----------    -----------
Cost and expenses
   Depreciation                                     $    33,696    $     6,250    $    75,363
   Amortization                                             804            805          1,982
   Research and development, related party               24,090           --          376,996
   Officer's compensation                                33,529           --          108,529
   Impairment of investment in related party               --             --           50,000
   General and administrative                           170,487        282,748        592,333
                                                    -----------    -----------    -----------
                                                        262,606        289,803      1,205,203
                                                    -----------    -----------    -----------
Other Income (expenses)
   Interest income                                        4,564          3,382          5,180
                                                    -----------    -----------    -----------
Net loss                                            $  (258,042)   $  (286,421)   $(1,200,023)
                                                    ===========    ===========    ===========
Primary and diluted loss per common share           $      (.07)   $      (.06)          (.40)
                                                    ===========    ===========    ===========
Weighted average common shares outstanding            3,839,116      2,797,484      2,992,660
                                                    ===========    ===========    ===========











             See accompanying notes and accountant's review report.



                                                           FONECASH, INC.
                                                    (A Development Stage Company)
                                            Statements of Change in Stockholders' Equity
                                            --------------------------------------------
                                   For the Period August 7,1997 (Inception) to September 30, 2000


                                                                                                                        Deficit
                                                                           Additional          Treasury Stock         Accumulated
                                                Common       Stock          Paid-In      --------------------------       from
                                                 Share       Amount         Capital         Share         Amount       Inception
                                              -----------   -----------   -----------    -----------    -----------  -------------
Balances, August 7,1997 (Inception)                                        $                             $            $

   Common stock issued for services
   and costs advanced, valued at $.0001         2,000,000           200          --                                           --
   per share
   Common stock issued for services
      Valued at $.15 per share                    200,000            20        29,980
   Net loss for the period                           --            --            --                                       (61,404)
                                              -----------   -----------   -----------    -----------    -----------  -------------
Balances, December 31,1997                      2,200,000           220        29,980                                     (61,404)

   Sale of common stock                           204,500            20        84,965                                         --
   Net Loss                                          --            --            --                                       (95,211)
                                              -----------   -----------   -----------    -----------    -----------  -------------
Balances, December 31,1998                      2,404,500           240       114,945                                    (156,615)
   Sale of common stock                         1,098,505           110       837,160                                         --
   Services contributed by the president of
        The Company                                  --            --          60,000                                         --
   Common stock issued for services
       Valued at $.81 per share                   333,333            33       269,967
   Net loss                                                        --            --                                      (785,366)
                                              -----------   -----------   -----------    -----------    -----------  -------------
   Balances, December 31, 1999                  3,836,338           383     1,282,072                                    (941,981)
      Sale of common stock                         25,000             3        31,247                                         --
     Purchases of treasury stock
                                                                                                500         (1,500)
      Net Loss for the period                                                                                            (258,042)
                                              -----------   -----------   -----------    -----------    -----------  -------------
                                              -----------   -----------   -----------    -----------    -----------  -------------
Balances, September 30, 2000                    3,861,338           386     1,313,319           500    $    (1,500)   $(1,200,023)
                                              ===========   ===========   ===========    ===========    ===========  =============






                                       See accompanying notes and accountant's review report.


                                                    FONECASH, INC
                                            (A Development Stage Company)
                                               Statements of Cash Flow



                                                                            Nine           Nine        Aug. 7,1997
                                                                        Months Ended    Months Ended  (Inception) to
                                                                        September 30    September 30  September 30
                                                                             2000          1999            2000
                                                                         -----------    -----------    -----------
Cash flows from operating activities
   Net loss                                                              $  (258,042)   $  (286,421)    (1,200,023)
   Adjustments to reconcile net loss to net
     cash used in operating activities:
     Depreciation                                                             33,696          6,250         75,363
     Amortization                                                                804            805          1,982
     Cash surrender value of life insurance                                   17,732        (12,297)          --
     Common stock issued for services                                           --             --          360,200
     Changes in assets and liabilities:
       (Increase) in inventory                                               (34,911)       (15,789)       (80,054)
       (Increase) in prepaid expenses                                           --          (25,000)       (25,000)
       (Increase) in utility deposit                                            --             (250)          (250)
       Increase (decrease) in accounts payable                                (1,606)         5,562          8,184
       Increase (decrease) in amounts due to an
             officer/stockholder                                              (5,757)       (13,074)        20,926
       Increase (decrease) in short-term loans                                  --           (5,000)          --
                                                                         -----------    -----------    -----------
       Net cash used in operating activities                                (248,084)      (345,214)      (838,769)
                                                                         -----------    -----------    -----------
Cash flows from investing activities:
   Organization costs                                                           --             --             (368)
   Purchase of property and equipment                                         (9,788)       (25,000)      (134,788)
   Acquisition of patent rights                                                 --           (5,000)        (5,000)
   Increase in notes receivable                                                 --          (40,382)          --
   Investment in related company                                                --          (50,000)          --
   Deposit                                                                      --         (271,400)          --
                                                                         -----------    -----------    -----------
       Net cash used in investing activities                                  (9,788)      (391,782)      (140,156)
                                                                         -----------    -----------    -----------
Cash flow from financing activities:
   Proceeds from short-term debt                                              42,500           --           50,000
   Repayment of short term debt                                               (7,508)          --           (7,508)
   Purchase of treasury stock                                                 (1,500)          --           (1,500)
   Proceeds from sale of common stock                                        (31,250)       727,757        953,505
                                                                         -----------    -----------    -----------
       Net cash provided by financing activities                              64,742        727,757        994,497
                                                                         -----------    -----------    -----------
Net increase (decrease) in cash                                             (193,130)        (9,239)        15,572
Cash at beginning of year                                                    208,702          9,628           --
                                                                         -----------    -----------    -----------
Cash at end of period                                                    $    15,572    $       389    $    15,572
                                                                         ===========    ===========    ===========
Supplemental disclosure of noncash investing and financing activities:
   Services contributed by the president of the Company                  $      --      $      --      $    60,000
   Common stock issued for research and development costs                $      --      $      --      $   270,000
   Common stock issued for services and costs advanced                   $      --      $      --      $       200
                                                                         ===========    ===========    ===========

                               See accompanying notes and accountant's review report.


                                 FONECASH, INC.
                          (A Development Stage Company)

                          Notes to Financial Statements

Note 1 - Summary of Significant Accounting Policies

Description of Business and Basis of Presentation

The financial statements presented are those of FoneCash, Inc., a development stage company (the "Company"). The Company was incorporated under the laws of the State of Delaware on August 7, 1997. The Company has acquired the rights to market a patented electronic terminal that is used by retail merchants and in-home salespersons when payment is made with a credit or debit card. Revenues will be generated from sales of the terminals and from transaction charges to banks. No revenues have been earned as of September 30, 2000, but management anticipates sales to commence in December 2000 after real-time trials are performed with a select group of merchants and in-home salespersons.

These financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. In the opinion of management, such interim statements reflect all adjustments (consisting of normal recurring accruals) necessary to present fairly the financial position and the results of operations and cash flows for the interim periods presented. The results of operations for these interim periods are not necessarily indicative of the results to be expected for the full year.

           Use of Estimates in the Preparation of Financial Statements

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reporting amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the period. Actual results could differ from those estimates.

                                    Inventory

Inventory is stated at the lower of cost or market, with cost determined on a first-in, first-out basis and market based on the lower of replacement cost or realizable value.

Property and equipment and depreciation

Property and equipment are stated at cost. Depreciation for both financial reporting and income tax purposes is computed using the straight-line method over the estimated lives of the assets. Maintenance and repairs are charged to expense when incurred. When property and equipment are retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the respective accounts and any gain or loss is credited or charged to income.

Intangible Assets

Intangible assets consist of organization costs and patent rights. Intangible assets are amortized on a straight-line basis over five years. Amortization expense for the nine months ended September 30, 2000 was $804.

Fair Value of Financial Instruments

The fair value of the Company's receivables due from an officer/stockholder is not practicable to estimate due to the related party nature of the underlying transactions and the indefinite payment terms.

Income Taxes

Deferred  tax  assets  and   liabilities  are  recognized  for  the  future  tax
consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to reverse. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the statement of operations in the period that includes the enactment date.

Loss Per Common Share

Loss per common share is computed by dividing the net loss by the weighted average shares outstanding during the period.

Note 2 - Stockholders' Equity

Common Stock

Since the date of inception, the Company has issued 3,861,338 shares of common stock, which includes 2,000,000 shares that were issued to officers and directors of the Company for services and costs advanced, valued at $.0001 per share, 200,000 shares that were valued at $.15 per share, and 333,333 shares that were valued at $.81 per share. In 1999 the president of the Company contributed services to the Company valued at $60,000, as reflected in the statements of stockholders' equity and statements of operations (in addition to $31,000 received in cash).

Treasury Stock

On August 7, 2000, the Company purchased 500 shares of its common stock for $1,500.

Dividends may be paid on outstanding shares as declared by the Board of Directors from time to time. Each share of common stock is entitled to one vote.

Preferred Stock

No shares of the Company's no par value preferred stock have been issued or are outstanding. Dividends, voting rights and other terms, rights and preferences of the preferred shares have not been designated but may be designated by the Board of Directors from time to time.

Note 3 - Income Taxes

There is no provision for income taxes since the Company has incurred net operating losses. At September 30, 2000, the Company has net operating loss carry forwards of $1,138,757, which may be available to offset future taxable income through 2020. A deferred tax asset has not been recorded for the net operating loss carryforwards due to uncertainties as to the ultimate realization of the deferred tax asset.

Note 4 - Prepaid Expenses

Prepaid expenses consists of a payment of $25,000 on April 29,1999 for the cost of printing brochures containing product and company information. The printing costs will be charged to income as the brochures are distributed. No brochures have been distributed as of September 30, 2000.

Note 5-- Property and Equipment

Property and equipment consist entirely of a production mold purchased during the year ended December 31, 1999 for $125,000. The Company purchased additional molds in the amount of $9,788 during the nine months ended September 30, 2000. The molds have an estimated useful life of 3 years and are depreciated using the straight-line method. Depreciation expense was $33,696 for the nine months ended September 30, 2000.

Note 6-- Patent Rights

On November 1, 1997 the Company entered into a license agreement with Thomas J. Ulrich. Under this agreement the Company will acquire an exclusive license under the licensor's patent rights for U.S. patent number 4,803,719, pertaining to telephone line powered applications, for the primary purpose of utilizing the licensor's invention through sales of products and services. The Company is required to make payments of $30,000 for a non-refundable license execution fee based upon capital funding, and for royalties based upon gross sales of all licensed products sold. As of September 30, 2000 a license execution fee of $5,000 was capitalized and is being amortized over the remaining life of the patent of 5 years. The balance of the license execution fee of $25,000 is due upon funding of an Initial Public Offering or other financing exceeding $500,000. The agreement also provides for a royalty of 3% of the gross sales of all licensed products and an annual minimum fee of $10,000 in 2000 and $20,000 for each year thereafter. In addition, minimum sales revenues of $500,000 for the year 2000 to a total of $2 million in sales after the year 2003 and thereafter were agreed to.

Note 7 - Long -Lived Assets

The Company accounts for long-lived assets in accordance with the provisions of Statement of Financial Accounting Standards (SFAS) No. 121, Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to be Disposed Of. This statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstance indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by an asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the of the assets. Assets to be disposed of are reported at the lower of carry amount or fair value less costs to sell.

Note 8-- Cash Surrender Value of Life Insurance

The variable universal life insurance policy carried on the life of the president of the Company has a cash value of $0 on September 30, 2000. There were no borrowings against the cash surrender value.

Note 9--- Note Payable

The Company has a bank line of credit with Fleet Bank, N.A. that provides short-term borrowings up to $50,000. Interest on advances is payable monthly at two and three quarters of one percent (2.75%) over the prime rate. The note payable to the bank is uncollateralized and is personally guaranteed by the officers of the Company. There is an outstanding balance on the bank line of credit of $42,492 as of September 30, 2000

Note 10 - Related Party Transactions

The Company was indebted to an officer/stockholder for expenses advanced on behalf of the Company, in the amount of $20,829 at September 30, 2000. There are no specific terms for repayment.

In 1999 the president of the Company contributed services to the Company valued at $60,000, as reflected in the statements of stockholders' equity and statements of operations (in addition to $31,000 received in cash).

The Company leases its executive offices and storage facilities from the president of the Company under a month-to-month operating lease. Rent expenses was $15,973 for the nine months ended September 30, 2000, $17,373 for the year ended December 31, 1999, and $32,485 for the periods prior to 1999.

The Company utilizes Advance Data Information Corporation ("ADI"), a Taiwan corporation owned by a director/shareholder of the Company, as its research and development laboratory. Research and development expenses under this arrangement totaling $24,090 charged to operations during the nine months ended September 30, 2000.

The Company purchased 1,000,000 shares representing an 8% interest in Tradeandswap.com, Inc. ("Trade and Swap") for $50,000. A consultant of the Company is a shareholder and principal officer of Trade and Swap. Tradeandswap.com, Inc. is a privately-held corporation that facilitates barter and trade swaps for individuals and businesses over a proprietary Internet web site. The investment in Trade and Swap is carried at cost, as there is no readily available market for these shares. If an other-than-temporary impairment resulting from a decline in fair value in the investment shall be considered to have occurred, the cost basis shall be written down to fair value as a new cost basis and the amount of the write-down shall be included in earnings as a realized loss. During the year ended December 31, 1999, the Company has written its investment in Trade and Swap down to zero since no future benefit can be determined as Trade and Swap operates in a volatile industry and has no proven record of success. An impairment loss $50,000 has been reported in the Statement of Operations.

Note 11 Consulting Agreements

On February 4, 1998 the Company entered into a consulting agreement with East Coast Entertainment, Inc. ("ECE") requiring payments of $50,000 per year in monthly installments once the Company attains gross revenues of $300,000.ECE will be assigned administrative duties including, but not limited to, publicity, advertising, public relations, investors relations programs, news releases, hiring of all necessary outside contractors for any specialized projects, printing and development of the Company's annual reports, preparation of any design, print or art work, camera ready art, distribution of reports and corporate releases to State and Federal securities agencies. ECE is entitled to $100,000 annually once the Company achieves $500,000 in gross revenues. ECE is entitled to participate in the Company's stock option plans and group health plans pursuant to the same terms that apply to all senior key executives and other employees of the Company. The agreement is renewable annually for a period of ten years. No expenses have been recognized under this arrangement for the nine months ended September 30, 2000.

The Company entered into another consulting agreement with Advance Data Information Corporation ("ADI"), a Taiwan corporation owned by Dr. Wu, a director/stockholder of the Company, in which ADI will act as the research and development laboratory for the Company. The Company shall have exclusive ownership rights to any and all products that are developed as a result of this agreement. The Company has issued 200,000 shares of its common stock to Dr. Wu in August 1997, valued at $.15 per share, and 333,333 shares in June 1999, valued at $.81 per share for services rendered.

Note 12-Contract for Deployment and Installation Services

Pursuant to a letter of intent dated June 5, 1999 between the Company and Fusion Capital Corp. ("Fusion"), a Florida corporation, the Company agreed to purchase a majority of the common stock of Fusion. The Company simultaneously issued a loan to Fusion of $37,000 to be granted in 10 installments of $3,700 from June 14, 1999 through August 16, 1999. Ten separate promissory notes of $3,700 were executed, each providing for interest at a rate of 6%, and each of the ten notes payable within 12 months from the date of issuance with the first payment due on June 14, 2000. The balance due on the notes of $37,990 as of December 31, 1999 includes accrued interest of $990. Discussions of the proposed acquisition have commenced, but no definitive terms have been agreed upon.

When the notes were first issued in June,1999, payment of principal and interest on the notes was due six months later with the first note due December 14,1999.Re-negotaition of the payment dates took place in November 1999, and the Company agreed in December 1999 to extend the due date of the principal and interest on these notes for 12 months with the first note due on June 14, 2000. Therefore, for the period ending March 31, 2000, no payment of the principal or interest had been made. The terms of this receivable were extended but nor written down.

In April 2000, the Company entered into negotiations with Fusion for deployment and installation services for the 500 terminals which the Company planned for its trials with merchants in order to prove its revenue concept. The Company requested Fusion to estimate the cost for the deployment and installation of 500 terminals. Fusion replied that it would undertake these services in exchange for converting the principal and interest on the promissory note and that would be a fixed cost contract. Since the Company has made its own estimate for the cost of these services to $72.50, the Company agreed to convert the notes from a loan to an advance pursuant to a contract for Deployment and Installation which was signed on May 1, 2000. By converting the note payable to cover the cost of deployment and installation, the cost per unit was $74.00 (which amount is included in general and administrative expenses in the Statement of Operations.) The Company, however, elected to write off the interest of $990 that had accumulated at the period ending December 31, 1999

Note 13 - Planned Acquisition

On June 19, 2000, the Company signed a letter of intent to acquire 50% of the stock of Fonecash.com Ltd. ("FoneCash Hong Kong"), a newly created Hong Kong company. Under the terms of the letter of intent, in exchange for its ownership interest, the Company will grant to FoneCash Hong Kong, an exclusive license in the Company's proprietary technology, referred to as the "FoneCash Terminal". The transaction is subject to carious terms and condition, including the execution of a definitive acquisition agreement, complete of due diligence and shareholder approval.



                                        FONECASH, INC
                                (A Development Stage Company)
                                        Balance Sheets


                                            ASSETS
                                            ------
                                                                  September 30   December 31
                                                                      2001           2000
Current assets:
   Cash                                                           $     2,298    $     1,822
    Accounts receivable                                                15,660           --
   Inventory                                                          201,476         35,000
   Prepaid expenses                                                    25,000         25,000
                                                                  -----------    -----------
                                                                      244,434         61,822
                                                                  -----------    -----------

Property and equipment, net                                            67,010        103,700
                                                                  -----------    -----------

Other assets:
   Patent rights, net                                                   2,500          3,000
   Other                                                                   80            116
                                                                  -----------    -----------
                                                                        2,580          3,116
                                                                  -----------    -----------
                                                                  $   314,024    $   168,638
                                                                  ===========    ===========

                        LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
                        ----------------------------------------------

Current liabilities:
   Accounts payable                                               $   168,263    $    83,513
   Due to an officer/stockholder                                      140,391            683
   Note payable                                                       122,951        122,953
                                                                      431,605        207,149

Stockholders' equity(deficit): (Note 2)
   Preferred stock; $.0001 par value; authorized -
   5,000,000 shares; issued - none                                       --             --
   Common stock; $.0001 par value; authorized -
   20,000,000 shares; issued and outstanding -
   6,651,372 shares in 2001 and 5,951,372 in 2000                         904            595
Additional paid-in capital                                          2,647,434      1,801,743
Treasury stock, 500 shares at cost                                     (1,500)        (1,500)
Deficit accumulated during the development stage                   (2,764,419)    (1,839,349)
                                                                  -----------    -----------
          Total stockholders' equity                                 (117,581)       (38,511)
                                                                  -----------    -----------
                                                                  $   314,024    $   168,638
                                                                  ===========    ============
See accompanying notes and accountant's review report



                                      FONECASH, INC.
                              (A Development Stage Company)
                                 Statements of Operation

                                                 Nine            Nine        Aug 7 1997
                                              Months Ended   Months Ended  (Inception) to
                                              September 30,  September 30,  September 30,
                                                  2001            2000          2001
                                               -----------    -----------    -----------
Revenue:
    Sales                                      $    15,660           --      $    15,660
    Cost of sales                                    8,524           --            8,524
                                               -----------    -----------    -----------
        Gross profit                                 7,136           --            7,136
Interest Income                                          7          4,154          5,200
                                               -----------    -----------    -----------
        Total revenue                                7,143          4,154         12,336
                                               -----------    -----------    -----------

                                               -----------    -----------    -----------
Cost and expenses
   Depreciation                                $    36,690    $    22,464    $   153,615
   Amortization                                        537            536          2,789
   Research and development, related party           9,700         24,090        383,756
   Officer's compensation                            1,200         28,129        271,429
   Impairment of investment in related party                                      50,000
   Impairment of investment in subsidiaries        450,000                       450,000
   General and administrative                      434,086        115,734      1,465,166
                                               -----------    -----------    -----------
                                                   932,213        190,953      2,776,755
                                               -----------    -----------    -----------

Net loss                                       $  (925,070)   $  (186,799)   $(2,764,419)
                                               ===========    ===========    ===========
Basic and diluted loss per common share        $      (.13)   $      (.05)   $      (.70)
                                               ===========    ===========    ===========
Weighted average common shares outstanding     $ 6,919,720    $ 3,836,338    $ 3,953,276
                                               ===========    ===========    ===========




                  See accompanying notes and accountant's review report



                                      FONECASH, INC.
                              (A Development Stage Company)

                     Statements of Change in Stockholders' Equity
              For the period August 7,1997 (Inception) to September 30, 2001


                                                                                                                           Deficit
                                                                             Additional          Treasury Stock          Accumulated
                                                 Common          Stock         Paid-In      --------------------------       from
                                                  Share          Amount        Capital         Share         Amount       Inception
                                               -----------    -----------    -----------    -----------    -----------   -----------
Balances, August 7,1997 (Inception)                                                                 $    $
   Common stock issued for services
   And costs advanced, valued at $.0001
   Per share                                     2,000,000            200           --                                         --
   Common stock issued for services
      Valued at $.15 per share                     200,000             20         29,980
   Net loss for the period                            --             --             --                                      (61,404)
                                               -----------    -----------    -----------    -----------    -----------    ----------
Balances, December 31,1997                       2,200,000            220         29,980                                    (61,404)

   Sale of common stock ($.4156 per share)         204,500             20         84,965                                       --
   Net Loss                                           --             --             --                                      (95,211)
                                               -----------    -----------    -----------    -----------    -----------    ----------
Balances, December 31,1998                       2,404,500            240        114,945                                   (156,615)
   Sale of common stock($.7622 per share)        1,098,505            110        837,160                                       --
   Capital contributed for services                   --             --           60,000                                       --
   Common stock issued for services
       Valued at $.81 per share                    333,333             33        269,967
   Net loss                                                          --             --                                     (785,366)
                                               -----------    -----------    -----------    -----------    -----------    ----------
   Balances, December 31, 1999                   3,836,338            383      1,282,072                                   (941,981)
     Sale of common stock ($1.25 per share)         25,000              3         31,247
     Common stock issued for services
       valued at $.5312 per share                  623,367             62        331,071
     Purchase of treasury stock                                                                    500         (1,500)
      Net Loss for the period                                                                                              (897,368)
                                               -----------    -----------    -----------    -----------    -----------    ----------
Balances, December 31,2000                       5,951,372            595      1,801,743           500         (1,500)   (1,839,349)
                                               -----------    -----------    -----------    -----------    -----------    ----------
     Common stock issued for services
       valued at $.38 per share                    700,000             70        265,930
                                               -----------    -----------    -----------    -----------    -----------    ----------
     Sale of common stock($.035 per share)         287,976             29          9,971
                                               -----------    -----------    -----------    -----------    -----------    ----------
     Common stock issued for services,
       valued at $.10 per share                  1,200,000            120        119,880
                                               -----------    -----------    -----------    -----------    -----------    ----------
     Common stock issued in acquisition
       of subsidiaries, valued at $.50/share       900,000             90        449,910
                                               -----------    -----------    -----------    -----------    -----------    ----------
     Net loss for the period                                                                                               (925,070)
                                               -----------    -----------    -----------    -----------    -----------    ----------
Balances, September 30, 2001                     9,039,348    $       904    $ 2,647,434           500     $   (1,500)  $(2,764,419)
                                               ===========    ===========    ===========    ===========    ===========  ============

                  See accompanying notes and accountant's review report.




                                            FONECASH, INC
                                    (A Development Stage Company)
                                       Statements of Cash Flow




                                                              Nine           Nine       Aug. 7,1997
                                                          Months Ended   Months Ended  (Inception) to
                                                          September 30,  September 30,  September 30,
                                                              2001            2000           2001
                                                           -----------    -----------    -----------
Cash flows from operating activities
   Net loss                                                $  (925,070)   $  (186,799)   $(2,764,419)
   Adjustments to reconcile net loss to net
     cash used in operating activities:
     Depreciation                                               36,690         22,464        153,615
     Amortization                                                  537            536          2,789
     Cash surrender value of life insurance                       --            6,838           --
     Common stock issued for services                          386,000           --        1,234,833
      Common stock issued in acquisition of subsidiaries       450,000           --          450,000
     Changes in assets and liabilities:
       (Increase in accounts receivable                        (15,660)          --          (15,660)
       (Increase) in inventory                                (166,476)       (28,311)      (201,476)
       (Increase) in prepaid expenses                             --                         (25,000)
       Increase (decrease) in accounts payable                  84,750         (1,306)       168,263
                                                           -----------    -----------    -----------
       Net cash used in operating activities                  (149,229)      (186,578)      (997,055)
                                                           -----------    -----------    -----------
Cash flows from investing activities:
   Organization costs                                             --             --             (368)
   Purchase of property and equipment                             --           (9,788)      (220,625)
   Acquisition of patent rights                                   --             --           (5,000)
                                                           -----------    -----------    -----------
       Net cash used in investing activities                      --           (9,788)      (225,993)
                                                           -----------    -----------    -----------
Cash flow from financing activities:
   Proceeds from short-term debt                                15,972         42,500        163,146
   Repayment of short term debt                                (15,974)        (4,956)       (40,196)
   Increase (decrease) in amounts due to
             officer/stockholder                               139.707         (5,660)       140,391
    Purchase of treasury stock                                    --             --           (1,500)
   Proceeds from sale of common stock                           10,000           --          963,505
                                                           -----------    -----------    -----------
       Net cash provided by financing activities               149,705         31,884      1,225,346
                                                           -----------    -----------    -----------
Net increase (decrease) in cash                                    476       (164,482)         2,298
Cash at beginning of  period                                     1,822        208.702           --
                                                           -----------    -----------    -----------
Cash at end of period                                      $     2,298    $    44,220    $     2,298
                                                           ===========    ===========    ===========


                       See accompanying notes and accountant's review report.


                         FONECASH, INC AND SUBSIDIARIES
                          (A Development Stage Company)
                                   Form 1OQSB
                        Quarter Ended September 30, 2001
                   Notes to Consolidated Financial Statements


Note 1 -- Condensed Consolidated Financial Statements

Basis of Presentation
---------------------

The accompanying interim unaudited consolidated financial statements include the accounts of FoneCash, Inc. and its subsidiaries which are hereafter referred to as (the "Company"). All intercompany accounts and transactions have been eliminated in consolidation. These financial statements have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information and with the instructions to Form 10-QSB of Regulation S-B. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements. In the opinion of management, such interim statements reflect all adjustments (consisting of normal recurring accruals) necessary to present fairly the financial position and the results of operations and cash flows for the interim periods presented. The results of operations for these interim periods are not necessarily indicative of the results to be expected for the year ending December 31, 2001. These financial statements should be read in conjunction with the audited financial statements and footnotes included in the Company's report on Form 10-KSB for the year ended December 31, 2000.

Note 2 -- Business Combination

On April 10, 2001, pursuant to an agreement with Richwoodland Profits Corporation ("RPC") and Universal Venture Limited "UVL"), each a British Virgin Island holding company, the Company has acquired all of the voting stock of four foreign companies that were wholly-owned by RPC and UVL in return for 900,000 shares of common stock of the Company, valued at $.50 per share. The companies acquired are start-up companies that have no assets, liabilities, revenue, expenses and results of operations. The investment in the companies has been reported entirely as goodwill, as there is no value in the companies.

The four acquired companies are Universal Information Technology, (Hong Kong) Limited, a company which has developed a video compression technology for Internet and wireless app1ications Firstech Ventures (Hong Kong) Limited, a company that locates engineering services for

                         FONECASH, INC. AND SUBSIDIARIES
                          (A Development Stage Company)
                                   Form 1OQSB
                        Quarter Ended September 30, 2001
                   Notes to Consolidated Financial Statements

environmental projects in China, especially land fill projects, waste water and waste oil treatment facilities, and waste liner projects, Tech Unity Technology, (Hong Kong) Limited, which engages in gathering information and research about business opportunities in China for dissemination among U.S. and Australian bidders, and Fonecash.com (Hong Kong) Limited, a company engaged in the wireless processing of credit and debit cards for the mobile merchants.

In July 2001, the FASB issued Statement No. 141, Business Combinations, and Statement No. 142, Goodwill and Other Intangible Assets. Statement 141 requires that the purchase method of accounting be used for all business combinations initiated or completed after June 30, 2001. Statement 141 also specifies criteria intangible assets acquired in a purchase business combination must meet to be recognized and reported apart from goodwill. The Company has adopted the provisions of Statement 141 in reporting the business combination.

Statement 142 will require that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead tested for impairment at least annually. Statement 142 will also require that intangible assets with definite useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with Statement 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of Furthermore, any goodwill and any intangible asset determined to have an indefinite useful life that are acquired in a purchase business combination completed after June 30, 2001 will not be amortized, but will continue to be evaluated for impairment in accordance with the appropriate pre-Statement 142 accounting literature. The Company has adopted the provisions of Statement 142 and has written the goodwill associated with the business combination down to zero, as no future benefit can be determined. An impairment loss of $450,000 has been reflected in the consolidated statements of operations.

Note 2 -- Stockholders' Equity (Deficit)

Common Stock
------------

Since December 3 1, 2000, the Company has issued 1,900,000 shares of common stock for consulting services, of which 700,000 shares were valued at $0.38 per share and 1,200,000 were valued at $0.10 per share. The Company has also sold 287,976 shares of common stock at $0.035 per share. The Company has issued 900,000 of

                         FONECASH, INC. AND SUBSIDIARIES
                          (A Development Stage Company)
                                   Form 1OQSB
                        Quarter Ended September 30, 2001
                   Notes to Consolidated Financial Statements


common stock valued at $0.50 per share in exchange for four foreign companies, as previously discussed.

Stock Options
-------------

At June 30, 2001 the Company has granted 800,000 shares of common stock for issuance in compensation for business services to Reginald Clarke at the price of $0.50 per share.

Loss Per Common Share
---------------------

Loss per common share is computed by dividing the net loss by the weighted average shares outstanding during the period.

*********************************_______________********************************

                                 FONECASH, INC.

                                7,275,730 Shares
                                  Common Stock


                                   PROSPECTUS


You should rely only on the information contained in this document or that we have referred you to. We have not authorized anyone to provide you with information that is different. This prospectus is not an offer to sell common stock and is not soliciting an offer to buy common stock in any state where the offer or sale is not permitted.

Until         2002, all dealers that effect transactions in these securities, whether or not participating in the offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.







                               January 14, 2002


--------------------------------------------------------------------------------

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors, Officers, Employees and Agents.

The Registrant's certificate of incorporation limits the liability of the Registrant's directors to the maximum extent permitted by Delaware law. Delaware law provides that a director of a corporation will not be personally liable for monetary damages for breach of that individual's fiduciary duties as a director except for liability for (1) a breach of the director's duty of loyalty to the corporation or its stockholders, (2) any act or omission not in good faith or that involves intentional misconduct or a knowing violation of the law, (3) unlawful payments of dividends or unlawful stock repurchases or redemptions, or
(4) any transaction from which the director derived an improper personal benefit.

This limitation of liability does not apply to liabilities arising under federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

The Delaware General Corporation Law provides that a corporation may indemnify directors and officers, as well as other employees and individuals, against attorneys' fees and other expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person was or is a party or is threatened to be made a party by reason of such person being or having been a director, officer, employee or agent of the corporation. The Delaware General Corporation Law provides that this is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

The Registrant's certificate of incorporation and bylaws provide that the Registrant is required to indemnify its directors and officers to the maximum extent permitted by law. The Registrant's bylaws also require the Registrant to advance expenses incurred by an officer or director in connection with the defense of any action or proceeding arising out of that party's status or service as a director or officer of the Registrant or as a director, officer, employee benefit plan or other enterprise, if serving as such at the
Registrant's request. The Registrant's bylaws also permit the Registrant to secure insurance on behalf of any director or officer for any liability arising out of his or her actions in a representative capacity. The Registrant intends to enter into indemnification agreements with its directors and some of its officers containing provisions that (1) indemnify, to the maximum extent permitted by Florida law, those directors and officers against liabilities that may arise by reason of their status or service as directors or officers except liabilities arising from willful misconduct of a culpable nature, (2) to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and (3) to obtain directors' and officers' liability insurance if maintained for other directors or officers.

Item 25. Other Expenses of Issuance and Distribution.

         The following table sets forth the expenses in connection with the issuance and distribution of the securities being registered hereby. All such expenses will be borne by the registrant; none shall be borne by any selling stockholders.

Securities and Exchange
Commission registration fee                 $    134.46
Legal fees and expenses                     $  4,000.00
Accounting fees and expenses                $  2,000.00
Miscellaneous (1)                           $  5,000.00
                                            -----------
         Total                              $ 11,134.46
-------------------------------
(1) Estimated.


Item 26. Recent Sales of Unregistered Securities.


On March 22, 2002, Fonecash issued 1,775,000 shares of common stock to C.G. Unlimited, Inc. for financial advisory services.


On March 12, 2002, Fonecash issued 700,000 shares of common stock to Greenbridge Management, Inc. for business administrative services.

On February 24, 2002, Fonecash issued 400,000 shares of common stock to Jacob Perl as compensation for financial advisory services.

On February 17, 2002, Fonecash issued 1,000,000 shares of common stock to Alexander & Wade, Inc. as compensation for financial advisory services.

On February 17, 2002, Fonecash issued 750,000 shares of common stock to Julius DiStaulo as compensation for financial advisory services.

On February 15, 2002, Fonecash issued 100,000 shares of common stock to Edwin Mendlinger as compensation for financial advisory services.

On February 15, 2002,  Fonecash  issued  50,000 shares of common stock to Danny
Y. Lee as compensation for financial advisory services.

On February 15, 2002, Fonecash issued 50,000 shares of common stock to Jason P. Lester as compensation for financial advisory services.

On January 14, 2002,  Fonecash  issued 250,000 shares of common stock to Michael
S. Krome, P.C., as part of his compensation to prepare this registration statement.

On December 17, 2001,  Fonecash  issued 100,000 shares of common stock to Joseph
B. LaRocco, as his compensation for preparing finance documents.

On December 17, 2001, Fonecash issued 125,000 shares of common stock to Penny King Holdings Corporation as compensation for financial advisory services.

On December 14, 2001, Fonecash issued 62,530 shares of common stock to Ken G. Upton, as his compensation for preparing an investment relations web site.

On December 12, 2001, Fonecash issued 500,000 shares of common stock to Action Stock, Inc, as partial compensation for investor-relations activities and promotion of the company.

On December 5, 2001, Fonecash issued 100,000 shares of common stock to Sharline Gordon, as her compensation for preparing finance documents.

On November 27, 2001, Fonecash issued 100,000 shares of common stock to James E. Czekner, as part of his compensation for software programming.

On November 21, 2001, Fonecash issued 400,000 shares of common stock to Julie Thompson, as her compensation for preparing investor address lists.

On November 12, 2001, Fonecash issued 320,000 shares of common stock to Charlotte B. Given, as part of her compensation for radio interviews.

On  November  1,  2001,  Fonecash  Issued  493,200  shares  of  common  stock to
Stockgroup Information Systems, Inc, as compensation for preparation of an investors' web site.

         Fonecash, Inc. relied upon Section 4(2) of the Act. In each instance, such reliance was based upon the fact that (i) the issuance of the shares did not involve a public offering, (ii) the offers and sales were made in compliance with Rules 501 and 502, (iii) the securities were subject to Rule 144 limitation on resale and (iv) each of the parties is a sophisticated purchaser and had full access to the information on Fonecash, Inc. necessary to make an informed investment decision by virtue of the due diligence conducted by the purchaser or available to the purchaser prior to the transaction.

Item 27. Exhibits and Financial Statement Schedules.

(a)      Exhibits:

     The following exhibits are filed as part of this registration statement:

    Exhibit       Description
    -------        -----------
    3.1 (1)       Articles of Incorporation of Fonecash, Inc.
    3.2 (1)       By-laws of Fonecash, Inc.
    5.1 (2)       Opinion of Michael S. Krome, P.C.
    23.1 (2)      Consent of Stewart H. Benjamin, CPA, Independent Auditor
    23.2 (2)      Consent of Michael S. Krome, P.C. (included in Exhibit 5.1)
------------
(1) Previously filed with the Form 10SB12G filed with the Commission on December 30, 1999.
(2)      Filed herewith


Item 28. Undertakings.

(A)      The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

                  (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
                  (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the registration statement; and

                  (iii) Include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(B) Undertaking Required by Regulation S-B, Item 512(e).

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel that the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Lake Grove, State of New York, on the 25th day of March, 2002.

                                   FONECASH,


                                   By: /s/ Daniel E. Charboneau
                                       ------------------------
                                       Chief Executive Officer, President
                                       and Director

POWER OF ATTORNEY

The undersigned directors and officers of Fonecash, Inc. hereby constitute and appoint Dan Charbabaeu, with full power to act without the other and with full power of substitution and re-substitution, our true and lawful attorneys-in-fact with full power to execute in our name and behalf in the capacities indicated below any and all amendments (including post-effective amendments and amendments thereto) to this registration statement under the Securities Act of 1933 and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission and hereby ratify and confirm each and every act and thing that such attorneys-in-fact, or any them, or their substitutes, shall lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


Signature                           Title                            Date
------------                         -----                           ----

/s/ Daniel E. Charboneau   President and Director             March 25, 2002
------------------------
Daniel E. Charboneau


/s/ Michael  Wong          Chief Financial Officer,           March 25, 2002
------------------------   Director
Michael  Wong


/s/ David  Cheung          V.P. and Director                  March 25, 2002
------------------------
David  Cheung


/s/ Daniel S. MacDonald    Director                           March 25, 2002
------------------------
Daniel S. MacDonald


/s/ John Jiann-Shong Wu    Director                           March 25, 2002
------------------------
John Jiann-Shong Wu